Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ALLEGHANY CORPORATION,
SHORELINE MERGER SUB, LLC
AND
TRANSATLANTIC HOLDINGS, INC.
DATED AS OF NOVEMBER 20, 2011

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Annex A	Defined Terms	A-1

Exhibit A	Certificate of Incorporation of Merger Sub
Exhibit B	Certificate of Formation of the Surviving Company
Exhibit C	Certificate of Incorporation of Surviving Company

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AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 20, 2011, is by and among Alleghany Corporation, a Delaware corporation (“Alleghany”), Shoreline Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Alleghany (“Merger Sub”), and Transatlantic Holdings, Inc., a Delaware corporation (“Transatlantic”).
     WHEREAS, the respective Boards of Directors of Alleghany and Transatlantic deem it advisable and in the best interests of each corporation and its respective stockholders that Alleghany and Transatlantic engage in a business combination in order to advance the long-term strategic business interests of each of Alleghany and Transatlantic;
     WHEREAS, the respective Boards of Directors of Alleghany and Transatlantic have determined that such business combination shall be effected pursuant to the terms of this Agreement through the Merger in accordance with the applicable provisions of Delaware Law;
     WHEREAS, the respective Boards of Directors of Alleghany and Transatlantic and the sole member of Merger Sub have approved and declared advisable this Agreement and the Merger, and determined that the terms of this Agreement and the Merger are in the respective best interests of Alleghany, Transatlantic or Merger Sub, as the case may be, and the stockholders of Alleghany and Transatlantic and the sole member of Merger Sub;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Transatlantic to enter into this Agreement, certain stockholders to Alleghany (the “Alleghany Supporting Stockholders”) are entering into a voting and support agreement with Transatlantic (the “Alleghany Support Agreement”), pursuant to which, among other things, the Alleghany Supporting Stockholders have irrevocably agreed, subject to the terms of the Alleghany Support Agreement, to vote all shares of Alleghany Common Stock (as defined herein) owned by such stockholders in favor of the Alleghany Requisite Stockholder Vote (as defined herein);
     WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and
     WHEREAS, Alleghany, Transatlantic and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER
     1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liabilities Company Act (the “DLLCA”, and together with the DGCL, “Delaware Law”), on the Closing Date, Transatlantic shall be merged with and into Merger Sub (the “Merger”). At the Effective Time, the separate corporate existence of Transatlantic shall cease and Merger Sub shall continue as the surviving limited liability company after the Merger (the “Surviving Company”) and a wholly owned subsidiary of Alleghany. At the request of Transatlantic, Alleghany shall either (i) convert Merger Sub into a Delaware corporation, or (ii) form a wholly-owned subsidiary which shall be a corporation incorporated in the state of Delaware and such corporation shall be assigned the rights and shall assume the obligations of Merger Sub contained in this Agreement (in either case, Merger Sub’s certificate of incorporation shall be in the form of Exhibit A). Thereafter, all references to “Merger Sub” shall be deemed to be references to such corporation and all provisions applicable to Merger Sub shall be deemed to be applicable to such corporation mutatis mutandis to take into account that Merger Sub is a corporation instead of a limited liability company.
     1.2 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166 at 10:00 a.m., Eastern time, as promptly as practicable (but in no event later than the second Business Day) following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Alleghany and Transatlantic. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware, the certificate of merger relating to the Merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of Delaware Law, and, as soon as practicable on or after the Closing Date, shall make all other filings required under applicable Law in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Alleghany and Transatlantic shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
     1.4 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law. From and after the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Transatlantic and Merger Sub, all as provided under Delaware Law.
     1.5 Organizational Documents.
          (a) Surviving Company Organizational Documents. The certificate of formation or certificate of incorporation, as applicable, of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read in the form of Exhibit B (in the case of a certificate of formation) or Exhibit C (in the case of a certificate of incorporation), such certificate of formation or certificate of incorporation, as applicable, shall be the certificate of formation or certificate of incorporation, as applicable, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The limited liability company agreement or bylaws, as applicable, of Merger Sub shall be amended and restated at the Effective Time to be in a form mutually acceptable to Alleghany and Transatlantic and, as so amended and restated, such limited liability company agreement or bylaws, as applicable, shall be the limited liability company agreement or bylaws, as applicable, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.
          (b) Directors and Officers of the Surviving Company. Subject to applicable Law, at and immediately after the Effective Time, the managers and authorized persons of the Surviving Company shall consist of the managers and authorized persons of Merger Sub in office immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The officers of Transatlantic immediately prior to the Closing Date shall be the initial officers of the Surviving Company and shall hold office until their respective successors are fully elected and qualified, or their earlier death, resignation or removal.
     1.6 Reservation of Right to Change Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Alleghany may, with the prior written consent of Transatlantic (such consent not to be unreasonably withheld, conditioned or delayed) and to the extent permitted by applicable Law, at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, that (A) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Transatlantic Common Stock and (B) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Transatlantic Common Stock as Merger Consideration, (ii) adversely affect the rights of the holders of Transatlantic Stock-Based Awards, or (iii) materially impede or delay consummation of transactions contemplated by this Agreement. In the event Alleghany elects to make such a change and Transatlantic consents to such a change pursuant to this Section 1.6, the parties agree to execute appropriate documents to reflect the change.
ARTICLE II
EFFECT ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES
     2.1 Effect on Capital Stock.
          (a) At the Effective Time, by virtue of the Merger and without any action on the part of Alleghany, Transatlantic, Merger Sub or the holder of any shares of Transatlantic Common Stock or any limited liability company interest of Merger Sub:
               (i) Limited Liability Company Interest of Merger Sub. The sole limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as the sole limited liability company interest of the Surviving Company.
               (ii) Cancellation of Certain Stock. Each share of common stock, par value $1.00 per share, of Transatlantic (the “Transatlantic Common Stock”), issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by Transatlantic and each share of Transatlantic Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Alleghany or Merger Sub or any of their respective Subsidiaries (as defined herein) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor; provided, however, that any shares of Transatlantic Common Stock owned or held by any direct or indirect wholly owned Subsidiary of Transatlantic shall be converted into the right to receive the Merger Consideration, as set forth below.
               (iii) Conversion of Transatlantic Common Stock. Subject to the other provisions of Article II, each share of Transatlantic Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares or Dissenting Shares (as defined herein), shall be converted automatically into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):
     (A) for each share of Transatlantic Common Stock with respect to which a Stock Election (as defined herein) has been validly made and not revoked pursuant to Section 2.3 (collectively, the “Stock Election Shares”), the right to receive from Alleghany the fraction of a share of validly issued, fully paid and nonassessable Alleghany Common Stock as is equal to the Exchange Ratio (collectively, the “Stock Consideration”);
     (B) for each share of Transatlantic Common Stock with respect to which a Cash Election (as defined herein) has been validly made and not revoked pursuant to Section 2.3 (collectively, the “Cash Election Shares”), the right to receive in cash from Alleghany an amount equal to the Per Share Amount (collectively, the “Cash Consideration”); and
     (C) for each share of Transatlantic Common Stock other than shares as to which a Cash Election or a Stock Election has been validly made and not revoked pursuant to Section 2.3 (collectively, the “Non-Election Shares”), the right to receive from Alleghany such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 2.2.
     (D) Definitions.
(i)	“Exchange Ratio” shall mean the quotient, rounded to the nearest one ten thousandth, of (a) the Per Share Amount divided by (b) the Alleghany Closing Price.

(ii)	“Per Share Amount” shall mean the sum, rounded to the nearest one-tenth of a cent, of (A) $14.22 plus (B) the product, rounded to the nearest one tenth of a cent, of 0.145 (the “Share Ratio”) times the Alleghany Closing Price.

(iii)	“Alleghany Closing Price” shall mean the average, rounded to the nearest one tenth of a cent, of the closing sales prices of shares of Alleghany Common Stock on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time occurs.

(iv)	“Cash Component” shall mean $816,007,519.

All of the shares of Transatlantic Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Transatlantic Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Transatlantic Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and the Fractional Share Cash Amount (as defined herein) into which the shares of Transatlantic Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1, as well as any dividends or other distributions to which holders of Transatlantic Common Stock become entitled in accordance with Section 2.4(d).
          (b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Transatlantic Common Stock held by a Person (a “Dissenting Stockholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of shares of Transatlantic Common Stock to require appraisal of their shares (the “Appraisal Provisions”) of Transatlantic Common Stock (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a)(iii), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Transatlantic Common Stock shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement, unless such Dissenting Stockholder shall thereafter otherwise make a timely Election (as defined herein) under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such Dissenting Stockholder’s right to dissent from the Merger after the Election Deadline (as defined herein), each of such Dissenting Stockholder’s shares of Transatlantic Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive Stock Consideration or Cash Consideration, or a combination thereof, as determined by Alleghany in its sole discretion. Transatlantic shall give Alleghany prompt notice of any demands for appraisal of shares of Transatlantic Common Stock received by Transatlantic, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Alleghany the opportunity to participate in all negotiations and proceedings with respect thereto. Transatlantic shall not, without the prior written consent of Alleghany (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands.
          (c) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding shares of Transatlantic Common Stock or Alleghany Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Share Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit Transatlantic or Alleghany to take any action with respect to its securities that is prohibited by the terms of this Agreement.
          (d) No Fractional Shares. No fractional shares of Alleghany Common Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of Alleghany Common Stock shall be delivered upon the conversion of Transatlantic Common Stock pursuant to Section 2.1(a)(iii), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Alleghany Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Transatlantic Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Alleghany Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the Alleghany Closing Price by (ii) the fraction of a share (after taking into account all shares of Transatlantic Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Alleghany Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Alleghany Common Stock.
     2.2 Proration.
          (a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Transatlantic Common Stock to be converted into Cash Consideration pursuant to Section 2.1(a)(iii) (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Conversion Number”) shall be equal to the quotient obtained by dividing (i) the Cash Component by (y) the Per Share Amount. All other shares of Transatlantic Common Stock (other than Cancelled Shares and Dissenting Shares) shall be converted into Stock Consideration.

          (b) Within three (3) Business Days after the Effective Time, Alleghany shall cause the Exchange Agent (as defined herein) to effect the allocation among the holders of shares of Transatlantic Common Stock of the rights to receive the Cash Consideration and the Stock Consideration as follows:
          (i) if the aggregate number of shares of Transatlantic Common Stock with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Total Cash Election Number”) exceeds the Cash Conversion Number, then (A) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and (B) Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Total Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.2(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and
          (ii) if the Total Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Total Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Election Shares and Non-Election Shares shall be treated in the following manner:
               (x) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (1) the number of Non-Election Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.2(a), whether fractions of Non-Elections Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or
               (y) if the Shortfall Number exceeds the number of Non-Election Shares, then (1) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and (2) all Stock Election Shares shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (A) the number of Stock Election Shares held by such holder by (B) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 2.2(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.
     2.3 Election Procedures.
          (a) Alleghany Elections. Each Person who is a record holder of shares of Transatlantic Common Stock on the Election Form Record Date (as defined herein) shall have the right to submit an Election Form specifying (an “Election”) the number of shares of Transatlantic Common Stock, if any, held by such Person that such Person desires to have converted into the right to receive Alleghany Common Stock (a “Stock Election”) and the number of such shares that the holder desires to have converted into the right to receive the Per Share Amount in cash (a “Cash Election”). Holders of record of Transatlantic Common Stock who hold such Transatlantic Common Stock as nominees, trustees or in other representative capacities may submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Transatlantic Common Stock.
          (b) Appointment of Exchange Agent. Prior to the mailing of the Joint Proxy Statement/Prospectus, Alleghany shall appoint a bank or trust company reasonably acceptable to Transatlantic to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities under this Agreement.
          (c) Mailing of Election Form; Election Deadline. Alleghany shall prepare and direct the Exchange Agent to mail a form of election, which form shall be subject to the reasonable approval of Transatlantic (the “Election Form”), with the Joint Proxy Statement/Prospectus to the record holders of Transatlantic Common Stock and Transatlantic Stock Options as of the record date for the Transatlantic Stockholders Meeting (the “Election Form Record Date”), which Election Form shall be used by each record holder of shares of Transatlantic Common Stock who wishes to make an Election. Any such holder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Eastern time, on a date prior to the Effective Time to be mutually agreed to by Alleghany and Transatlantic (the “Election Deadline”), an Election Form properly completed and signed and accompanied by Certificates (unless such shares of Transatlantic Common Stock are Book-Entry Shares, in which case the holders shall follow the instructions set forth in the Election Form) of Transatlantic Common Stock to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Transatlantic (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or by an appropriate guarantee of delivery of such Certificates as set forth in such Election Form; provided that such Certificates are in fact delivered to the Exchange Agent within five (5) Business Days after the date of execution of such guarantee of delivery).
          (d) Ability to Revoke Election Forms. Any stockholder may (i) change his Election by written notice received by the Exchange Agent prior to the Election Deadline, accompanied by a properly completed and signed revised Election Form or (ii) revoke his Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Alleghany and Transatlantic that the Merger has been abandoned and that this Agreement has been terminated. If an Election Form is revoked, the Certificate(s) (or guarantees of delivery, as appropriate), if any, for the shares of Transatlantic Common Stock to which such Election Form relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.
          (e) Determination of Exchange Agent Binding. Subject to the provisions of the Exchange Agent Agreement, the determination of the Exchange Agent shall be binding as to whether an Election shall have been properly made or revoked pursuant to this Section 2.3 with respect to shares of Transatlantic Common Stock and when Elections and revocations were received by it. Subject to the provisions of the Exchange Agent Agreement, if the Exchange Agent determines that any Election was not properly made with respect to any shares of Transatlantic Common Stock, such shares of Transatlantic Common Stock shall be treated by the Exchange Agent as Non-Election Shares. Subject to the provisions of the Exchange Agent Agreement, the Exchange Agent also shall make all computations as to the allocation and the proration contemplated by Section 2.2, and any such computation shall be conclusive and binding on the holders of shares of Transatlantic Common Stock.
     2.4 Exchange of Certificates.
          (a) Deposit of Merger Consideration. At or prior to the Effective Time, Alleghany shall deposit, or shall cause to be deposited, with the Exchange Agent (i) cash equal to the aggregate Cash Consideration (together with, to the extent then determinable, the Fractional Share Cash Amount) and (ii) evidence of Alleghany Common Stock in book-entry form (and/or certificates representing such Alleghany Common Stock, at Alleghany’s election) representing the number of shares of Alleghany Common Stock sufficient to deliver the aggregate Stock Consideration (such cash and certificates, together with any dividends or distributions with respect thereto, the “Exchange Fund”).
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within three (3) Business Days of the Closing Date, Alleghany shall cause the Exchange Agent to mail to each holder of record of shares of Transatlantic Common Stock whose shares of Transatlantic Common Stock were converted pursuant to Section 2.1(a)(iii) (other than those holders who have properly completed and submitted, and have not revoked, Election Forms pursuant to Section 2.3) into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Alleghany and Transatlantic may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d).
          (c) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with either an Election Form or Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d). In the event of a transfer of ownership of shares of Transatlantic Common Stock that is not registered in the transfer or stock records of Transatlantic, any cash to be paid upon, or shares of Alleghany Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Transatlantic Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.4, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d).

          (d) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Alleghany Common Stock, shall be paid to the holder of any unsurrendered share of Transatlantic Common Stock to be converted into shares of Alleghany Common Stock pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.4. After the surrender in accordance with this Section 2.4 of a share of Transatlantic Common Stock to be converted into shares of Alleghany Common Stock pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article II) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the share of Alleghany Common Stock represented by such share of Transatlantic Common Stock.
          (e) No Further Ownership Rights in Transatlantic Common Stock. The shares of Alleghany Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of Transatlantic Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Transatlantic Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of Transatlantic other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.4(b) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d)), without interest, and (ii) the stock transfer books of Transatlantic shall be closed with respect to all shares of Transatlantic Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of Transatlantic shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Transatlantic Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Transatlantic Common Stock are presented to the Surviving Company, Alleghany or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.
          (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Alleghany; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest or other income resulting from such investments shall be paid to Alleghany, upon demand.
          (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Effective Time shall be delivered to Alleghany, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Alleghany or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.
          (h) No Liability. None of Alleghany, Transatlantic, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
          (i) Withholding Rights. Each of the Surviving Company, Alleghany and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Certificate or Book-Entry Share pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share in respect of which such deduction or withholding was made.
          (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Alleghany or the Exchange Agent, the posting by such Person of a bond in such amount as Alleghany or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.4(g), Alleghany) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

     2.5 Transatlantic Stock Options and Other Equity Awards.
          (a) Prior to the Effective Time, the Board of Directors of Transatlantic (the “Transatlantic Board”) (or, if appropriate, the committee thereof administering the Transatlantic Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:
               (i) adjust the terms of all outstanding Transatlantic Stock Options to provide that, at the Effective Time, each Transatlantic Stock Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an obligation of Alleghany to pay (or cause to be paid) and a right of the holder thereof to receive, in full satisfaction of any rights in respect of the Transatlantic Stock Options, cash in an amount equal to the product of (A) the applicable Black-Scholes Amount (as defined below) and (B) the number of shares of Transatlantic Common Stock subject to such Transatlantic Stock Option, less any income or employment tax withholding required under the Code or any provision of applicable Law. The amount determined in accordance with the foregoing shall be paid to the applicable holder of a Transatlantic Stock Option as soon as reasonably practicable following the Closing Date and in no event later than ten (10) Business Days following the Closing Date. For purposes hereof, the “Black-Scholes Amount” shall mean the amount determined by a nationally recognized accounting firm reasonably acceptable to Alleghany and Transatlantic with respect to each Transatlantic Stock Option granted on a particular day at a particular price pursuant to the Black-Scholes valuation methodology consistently applied and based on the assumptions set forth in Section 2.5(a)(i) of the Alleghany Disclosure Schedule;
               (ii) adjust the terms of all outstanding Transatlantic RSUs to provide that, at the Effective Time, each Transatlantic RSU outstanding immediately prior to the Effective Time shall be converted into an obligation of Alleghany to pay (or cause to be paid) and a right of the holder thereof to receive, in full satisfaction of any rights in respect of the Transatlantic RSUs, cash in an amount equal to the Per Share Amount (each, a “Converted Transatlantic RSU”), with the same terms and conditions as were applicable under such Transatlantic RSUs (including any vesting or forfeiture provisions and the timing of payment, except as otherwise provided in clauses (C) and (D) below); provided, however, that notwithstanding the foregoing, (A) the Transatlantic RSUs held by individuals who are designated as participants in the Transatlantic Senior Partners Plan or Partners Plan as of the date hereof as set forth in Section 2.5(a)(ii) of the Transatlantic Disclosure Schedule(the “Partners Plan Participants”) shall be converted as previously described, but from and after the Effective Time the cash amounts underlying the Converted Transatlantic RSUs shall be deemed to be notionally invested in the common units of the Surviving Company, with the initial investment and any future cash payments in satisfaction of such Converted Transatlantic RSUs to be based on a per unit value of the Surviving Company’s common units equal to the “fully diluted book value per unit” of the Surviving Company as of the applicable date determined as set forth in Section 2.5(a)(ii) of the Alleghany Disclosure Schedule; (B) subject to any limitations under applicable Law, the Converted Transatlantic RSUs held by employees of Transatlantic and its Subsidiaries as of immediately prior to the Effective Time who are not Partners Plan Participants may, if so elected by the employee in his or her discretion, be deemed invested in the common units of the Surviving Company on the same basis as applies to the Partners Plan Participants; (C) (x) the Transatlantic RSUs held by non-employee members of the Transatlantic Board will fully vest as of the Closing Date, (y) amounts in respect of the Converted Transatlantic RSUs held by such individuals will be paid in cash at the time specified under the Transatlantic 2008 Non-Employee Directors Stock Plan, and (z) amounts in respect of Converted Transatlantic RSUs held by such individuals who continue service with the Alleghany Board following the Closing Date will be deemed to be notionally invested in Alleghany Common Stock (based on the closing sale price of a share of Alleghany Common Stock on the Closing Date) until the date of distribution to such individual; and (D) Transatlantic RSUs that are earned based on the achievement of performance goals and for which the applicable performance period is not completed as of the Closing Date shall be treated as follows: (x) the level of achievement of the applicable performance goal for any performance-based Transatlantic RSU with a performance period that would end on or prior to the date that is nine months after the Closing Date will be determined based on Transatlantic’s actual performance through the Business Day immediately prior to the Closing Date, and (y) the level of achievement of the applicable performance goal for any performance-based Transatlantic RSU with a performance period that would end more than nine months after the Closing Date will be deemed to be earned on the Closing Date at target level;
               (iii) make such other changes to the Transatlantic Stock Plans as it deems appropriate to give effect to this Section 2.5(a) (subject to the approval of Alleghany, which shall not be unreasonably withheld, conditioned or delayed); and
               (iv) ensure that, after the Effective Time, no Transatlantic Stock Options or other Transatlantic Stock-Based Awards, except as provided in Section 2.5(a)(iv) of the Transatlantic Disclosure Schedule, may be granted under any Transatlantic Stock Plan and that from and after the Effective Time no current or former employees, officers, directors or other service providers of Transatlantic and its Subsidiaries or their beneficiaries have any right to receive shares of Alleghany Common Stock or Surviving Company common units under the Transatlantic Stock Plans and the award agreements thereunder.
          (b) At the Effective Time, and subject to compliance by Transatlantic with Section 2.5(a), Alleghany shall assume the obligations in respect of the outstanding Transatlantic Stock Options and Transatlantic RSUs consistent with the terms of Sections 2.5(a)(i) and (ii).

          (c) As soon as practicable following the date of this Agreement, the Transatlantic Board (or the appropriate committee thereof) shall take all necessary actions, including adopting any necessary resolutions and amendments, to (i) terminate the 1990 Employee Stock Purchase Plan (the “Stock Purchase Plan”) as of no later than immediately prior to the Effective Time, (ii) ensure that no offering period under the Stock Purchase Plan shall be commenced on or after the date of this Agreement, (iii) if the Effective Time shall occur prior to the end of the offering periods in existence under the Stock Purchase Plan on the date of this Agreement, cause a new exercise date to be set under the Stock Purchase Plan, which date shall be the end of the payroll period that is at least ten (10) Business Days prior to the anticipated Effective Time, (iv) prohibit participants in the Stock Purchase Plan from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Stock Purchase Plan in accordance with the terms and conditions of the Stock Purchase Plan), (v) provide that the amount of the accumulated contributions of each participant under the Stock Purchase Plan as of immediately prior to the Effective Time shall, to the extent not used to purchase shares of Transatlantic Common Stock in accordance with the terms and conditions of the Stock Purchase Plan (as amended pursuant to this Section 2.5(c), be refunded to such participant as promptly as practicable following the Effective Time (without interest); and (vi) ensure that no current or former employees, officers, directors or other service providers of Transatlantic and its Subsidiaries or their beneficiaries have any right to receive shares of Alleghany Common Stock or Surviving Company common units under the Stock Purchase Plan.
          (d) As soon as practicable following the date of this Agreement, the Transatlantic Board (or the appropriate committee thereof) shall take all necessary actions, including adopting any necessary resolutions and amendments, to (i) ensure that no new rights to purchase shares of Transatlantic Common Stock will be issued under the 2010 Sharesave Plan (the “UK Sharesave Plan”) and (ii) engage in commercially reasonable efforts to cancel or accelerate the exercisability of outstanding rights to purchase shares of Transatlantic Common Stock in compliance with the terms of the UK Sharesave Plan and applicable Law.
     2.6 Further Assurances. If, at any time before or after the Effective Time, Alleghany or Transatlantic reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Alleghany, Merger Sub, Transatlantic, the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF ALLEGHANY AND MERGER SUB
     Except as (x) disclosed in the Alleghany SEC Documents filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) at least one (1) Business Day prior to the date of this Agreement (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature) or (y) set forth in the disclosure letter delivered by Alleghany to Transatlantic on or prior to the date of this Agreement (the “Alleghany Disclosure Schedule”), Alleghany and Merger Sub, jointly and severally, represent and warrant to Transatlantic as set forth in this Article III. For purposes of the representations and warranties of Alleghany and Merger Sub contained herein, disclosure in any section of the Alleghany Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Alleghany to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the Alleghany Disclosure Schedule or other document delivered by Alleghany pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
     3.1 Corporate Organization.
          (a) Alleghany.
               (i) Alleghany (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for such variances from the matters set forth in any of clauses (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect.
               (ii) True and complete copies of the certificate of incorporation of Alleghany, as amended through, and as in effect as of, the date of this Agreement (the “Alleghany Charter”), and the bylaws of Alleghany, as amended through, and as in effect as of, the date of this Agreement (the “Alleghany Bylaws”), have previously been made available to Transatlantic.

               (iii) Each Alleghany Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect.
          (b) Merger Sub.
               (i) True and complete copies of the certificate of formation and limited liability company agreement of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Transatlantic.
               (ii) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement. The sole issued and outstanding limited liability company interest of Merger Sub is duly issued, fully paid and nonassessable and is owned directly or indirectly by Alleghany, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”).
     3.2 Capitalization.
          (a) Authorized and Issued Shares.
               (i) As of the date of this Agreement, the authorized capital stock of Alleghany consists of 22,000,000 shares of common stock, par value $1.00 per share (the “Alleghany Common Stock”) and 8,000,000 shares of preferred stock of Alleghany, par value $1.00 (the “Alleghany Preferred Stock”). As of the close of business on November 18, 2011 (the “Measurement Date”), (A) 9,117,787 shares of Alleghany Common Stock and no shares of Alleghany Preferred Stock were issued and outstanding, (B) 566,141 shares of Alleghany Common Stock were held in treasury, (C) 56,115 shares of Alleghany Common Stock were subject to outstanding Alleghany RSUs, (D) 48,105 shares of Alleghany Common Stock were subject to outstanding Alleghany Stock Options (of which Alleghany Stock Options to purchase an aggregate of 38,644 shares of Alleghany Common Stock were exercisable) and (E) 23,433 Alleghany Restricted Shares were outstanding. Section 3.2 of the Alleghany Disclosure Schedule contains a complete and correct list, as of the Measurement Date, of each outstanding Alleghany Stock Option, each outstanding Alleghany RSU and each outstanding Alleghany Restricted Share, including, as applicable, the holder, date of grant, exercise price (to the extent applicable), vesting schedule and number of shares of Alleghany Common Stock subject thereto and each Alleghany Stock Plan.
               (ii) As of the date of this Agreement, except for this Agreement, Alleghany Stock Options, Alleghany RSUs, and Alleghany Restricted Shares, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Alleghany or any Alleghany Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of Alleghany or any Alleghany Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the Alleghany Stock Options and Alleghany Stock-Based Awards, there are not any outstanding obligations of Alleghany or any of the Alleghany Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of Alleghany or any Alleghany Subsidiary. Neither Alleghany nor any of the Alleghany Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Alleghany. All outstanding shares of capital stock of Alleghany have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement or warrant will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid. The consummation of the Merger and the other transactions contemplated hereby or taken in contemplation of this Agreement will not, as of the Effective Time, trigger any preemptive rights of any Person with respect to the capital stock of Alleghany, whether by law or otherwise. As of the date on which the shares of Alleghany Common Stock to be issued in the Stock Issuance will be issued, such shares will have been validly issued and fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Alleghany Charter or the Alleghany Bylaws. With respect to the Alleghany Stock Options, (A) each grant of an Alleghany Stock Option was duly authorized no later than the date on which the grant of such Alleghany Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of Alleghany (the “Alleghany Board”), or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of Alleghany by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (B) each such grant was made in accordance with the terms of the applicable Alleghany Stock Plan, the Exchange Act and all other applicable Law, including the rules of the NYSE, and each such grant intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (C) the per share exercise price of each Alleghany Stock Option was not less than the fair market value of a share of Alleghany Common Stock on the applicable Grant Date, (D) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Alleghany and disclosed in Alleghany’s filings with the SEC in accordance with the Exchange Act and all other applicable Laws, and (E) no amendments, modifications or other changes have been made to any such grants after the Grant Date.

          (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Alleghany having the right to vote on any matters on which stockholders may vote are issued or outstanding.
          (c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X promulgated by the SEC) of Alleghany and of each Alleghany P/C Subsidiary are owned by Alleghany, directly or indirectly, free and clear of any material Liens other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for passive equity investments in publicly traded companies and the capital stock or other equity ownership interests of the Alleghany Subsidiaries, as of the date of this Agreement, Alleghany does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. As used in this Agreement, (i) “Subsidiary,” when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (A) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (B) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (ii) the term “Subsidiaries” means more than one such Subsidiary, and (iii) the terms “Alleghany Subsidiary” and “Transatlantic Subsidiary” will mean any direct or indirect Subsidiary of Alleghany or Transatlantic, respectively.
     3.3 Corporate Authorization.
          (a) Alleghany has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject to obtaining the Alleghany Requisite Stockholder Vote. The execution, delivery and performance by Alleghany of this Agreement and the consummation by Alleghany of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the Alleghany Board. The Alleghany Board has, by resolutions duly adopted, determined that this Agreement and the transactions contemplated hereby are in the best interests of Alleghany and its stockholders, has approved and adopted this Agreement and the plan of merger herein providing for the Merger, upon the terms and subject to the conditions set forth herein, approved the execution, delivery and performance by Alleghany of this Agreement and the consummation of the transactions to which it is a party contemplated hereby, upon the terms and subject to the conditions set forth herein and has resolved, subject to Section 5.5, to recommend approval of each of the matters constituting the Alleghany Requisite Stockholder Vote by the stockholders of Alleghany (such recommendation, the “Alleghany Board Recommendation”) and that such matters and recommendation be submitted for consideration at a duly held meeting of the stockholders of Alleghany for a vote for such purposes (the “Alleghany Stockholders Meeting”). Except for the approval of the Stock Issuance by the affirmative vote of the holders of a majority of the shares of Alleghany Common Stock represented in person or by proxy at the Alleghany Stockholders Meeting, as required by Section 312.03 of the NYSE Listed Company Manual (the “Alleghany Requisite Stockholder Vote”), no other corporate proceedings on the part of Alleghany or any other vote by the holders of any class or series of capital stock of Alleghany are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Certificate of Merger as required by applicable Law).
          (b) This Agreement has been duly executed and delivered by Alleghany and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Alleghany, enforceable against Alleghany in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (together, the “Bankruptcy and Equity Exception”).
          (c) Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the sole member of Merger Sub. The sole member of Merger Sub has determined that this Agreement and the transactions contemplated hereby are in the best interests of Merger Sub and its sole member and has approved this Agreement. No other limited liability company proceeding on the part of Merger Sub is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Certificate of Merger, as required by applicable Law). This Agreement has been duly executed and delivered by Merger Sub and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     3.4 Governmental Authorization. The execution, delivery and performance by each of Alleghany and Merger Sub of this Agreement and the consummation by each of Alleghany and Merger Sub of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, or notification to any Governmental Entity, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which Alleghany is qualified to do business, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other Antitrust Law, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. federal or state securities Laws or “blue sky” Laws, and any foreign securities Laws, (d) compliance with any applicable requirements of the New York Stock Exchange (“NYSE”), (e) approvals or filings under all applicable Insurance Laws as set forth in Section 3.4 of the Alleghany Disclosure Schedule (the “Alleghany Insurance Approvals”), (g) the Transatlantic Insurance Approvals (assuming the accuracy and completeness of Section 4.4(e)), (h) those consents, approvals or filings as may be required as a result of the business or identity of Transatlantic or any of its Affiliates (assuming the accuracy and completeness of Section 4.4(e)) and (i) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     3.5 Non-Contravention. The execution, delivery and performance by each of Alleghany and Merger Sub of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Organizational Documents of Alleghany or any of its Subsidiaries; (b) assuming receipt of the Alleghany Requisite Stockholder Vote and compliance with the matters referred to in Section 3.4 and Section 4.4 (and assuming the accuracy and completeness of Section 4.4(e)), violate or conflict with any provision of any applicable Law; (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Alleghany or any of its Subsidiaries is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, Alleghany Benefit Plan, or Alleghany Material Contract; or (d) subject to the receipt of the Alleghany Insurance Approvals (and assuming the accuracy and completeness of Section 4.4(e)), result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Alleghany or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     3.6 Alleghany SEC Filings, Etc.
          (a) Alleghany has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by Alleghany with the SEC since January 1, 2008 (together with any documents furnished during such period by Alleghany to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof, collectively, the “Alleghany SEC Documents”). Each of the Alleghany SEC Documents, as amended prior to the date of this Agreement, complied (and each Alleghany SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Alleghany SEC Documents, and none of the Alleghany SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to the Alleghany SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Alleghany, there are no material unresolved comments received from the SEC staff with respect to the Alleghany SEC Documents on or prior to the date hereof. To the knowledge of Alleghany, none of the Alleghany SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation.
          (b) Alleghany maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Alleghany (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Alleghany in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Alleghany in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Alleghany, as appropriate, to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of Alleghany of Alleghany’s internal control over financial reporting, to its auditors and the audit committee of the Alleghany Board (A) all significant deficiencies and material weaknesses in the design or operation of Alleghany’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Alleghany’s internal control over financial reporting. Alleghany has made available to Transatlantic true and complete copies of any such disclosure contemplated by clauses (A) and (B) made by management to Alleghany’s independent auditors and the audit committee of the Alleghany Board since January 1, 2008.
          (c) Neither Alleghany nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Alleghany and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Alleghany or any of its Subsidiaries in the Alleghany SEC Documents.
          (d) Alleghany is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended (“SOX”) and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Alleghany.
          (e) Neither Alleghany nor any Alleghany Subsidiary, nor, to the knowledge of Alleghany, any director, officer, agent, employee or Affiliate of Alleghany or any Alleghany Subsidiary is aware of any action, or any allegation made by any Governmental Entity of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with Alleghany or any Alleghany Subsidiary, in order to unlawfully induce such person to act against the interest of his or her employer or principal. There is no current, pending, or, to the knowledge of Alleghany, threatened charges, proceedings, investigations, audits, or complaints against Alleghany or any Alleghany Subsidiary or, to the knowledge of Alleghany, any director, officer, agent, employee or Affiliate of Alleghany with respect to the FCPA or any other anti-corruption Law or regulation.
          (f) Except as would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect on Alleghany or any Alleghany Subsidiary, neither Alleghany nor any Alleghany Subsidiary, nor, to the knowledge of Alleghany, any director, officer, agent, employee or Affiliate of Alleghany or any Alleghany Subsidiary: (i) is, or is owned or controlled by, a person or entity subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or included on the List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any similar Law (such entities, persons or organizations collectively, the “Restricted Parties”); or (ii) to the knowledge of Alleghany, has engaged in any unauthorized transaction directly or indirectly with any Restricted Parties or has otherwise been in breach of any such sanctions, restrictions or any similar foreign or state Law.
     3.7 Alleghany Financial Statements. The consolidated financial statements (including all related notes thereto) of Alleghany included in the Alleghany SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of Alleghany and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, the changes in stockholder’s equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) and were prepared, in all material respects, in accordance with, and complied, in all material respects, with GAAP during the periods involved (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto).
     3.8 Form S-4. The information supplied or to be supplied by Alleghany or Merger Sub specifically for inclusion in the registration statement on Form S-4 to be filed by Alleghany in connection with the Stock Issuance (the “Form S-4”) shall not, at the time that the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Alleghany or Merger Sub with respect to statements made therein based on information supplied by or on behalf of Transatlantic specifically for inclusion in the Form S-4. The Joint Proxy Statement/Prospectus will not, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Alleghany and at the time of the Alleghany Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Alleghany or Merger Sub with respect to statements made therein based on information supplied by or on behalf of Transatlantic specifically for inclusion in the Joint Proxy Statement/Prospectus.

     3.9 Absence of Certain Changes or Events.
          (a) Since December 31, 2010, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, an Alleghany Material Adverse Effect.
          (b) Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, from December 31, 2010 through the date of this Agreement, Alleghany and the Alleghany Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.
     3.10 No Undisclosed Material Liabilities. There are no material liabilities or obligations of Alleghany or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of Alleghany and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in Alleghany’s consolidated balance sheet as of September 30, 2011 included in the Alleghany SEC Documents or in the notes thereto and (b) liabilities or obligations that were incurred since September 30, 2011 in the ordinary course of business consistent with past practice.
     3.11 Compliance with Laws.
          (a) Since January 1, 2008, (i) the business and operations of Alleghany and its Subsidiaries have been conducted in compliance with all applicable Laws (including Insurance Laws) and (ii) Alleghany has complied with the applicable listing and corporate governance rules and regulations of the NYSE except, in each case, where the failure to so conduct such business and operations or comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
          (b) All of the Alleghany Permits of each Alleghany P/C Subsidiary conducting insurance operations are in full force and effect in accordance with their terms and there is no proceeding or investigation to which Alleghany or any Alleghany Subsidiary is subject before a Governmental Entity that, to the knowledge of Alleghany, is pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Alleghany Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
          (c) To the knowledge of Alleghany, there is no proceeding to which Alleghany or any Alleghany Subsidiary is subject before any Governmental Entity pending or threatened in writing regarding whether any of the Alleghany Subsidiaries has violated any applicable Laws (including Insurance Laws), nor, any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against Alleghany or any Alleghany Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to Alleghany and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Since January 1, 2008, each Alleghany P/C Subsidiary has timely filed all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required to be filed by it with any applicable Insurance Regulator or such failure to file has been remedied.
     3.12 Litigation. There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, Injunction, notice of violation or other proceeding pending against or threatened in writing against Alleghany, Merger Sub or any of their respective Subsidiaries or pending against or threatened in writing against any present or former officer, director or employee of Alleghany or any Alleghany Subsidiary in connection with which Alleghany or any Alleghany Subsidiary has an indemnification obligation, before any Governmental Entity (other than insurance and reinsurance claims litigation or arbitration arising in the ordinary course of business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to be material to Alleghany and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. There is no Order outstanding against Alleghany or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to Alleghany and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
     3.13 Title to Properties; Absence of Liens. Section 3.13 of the Alleghany Disclosure Schedule sets forth a true and complete description (including address, and for each lease, sublease and license, all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto) of all real property leased, subleased or licensed by Alleghany or any of its Subsidiaries (collectively, the “Alleghany Leased Real Properties”; and the leases, subleases and licenses with respect thereto, collectively, the “Alleghany Real Property Leases”). Alleghany has delivered or otherwise made available to Transatlantic true, correct and complete copies of the Alleghany Real Property Leases, together with all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto. Each of the Alleghany Real

Property Leases is in full force and effect. Alleghany or one of its Subsidiaries has a valid, binding and enforceable leasehold or subleasehold interest (or license, as applicable) in each Alleghany Leased Real Property, in each case as to such leasehold or subleasehold interest (or license, as applicable), free and clear of all Liens (other than Permitted Liens). Neither Alleghany nor any of its Subsidiaries owns any real property or any interests in real property.
     3.14 Opinion of Financial Advisor. The Alleghany Board has received an opinion from (i) Morgan Stanley & Co. LLC (“Morgan Stanley”), dated as of the date of this Agreement and addressed to the Alleghany Board, to the effect that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Alleghany (the “Morgan Stanley Fairness Opinion”); and (ii) UBS Securities, LLC (“UBS”) dated as of the date of this Agreement and addressed to the Alleghany Board, to the effect that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Alleghany (the “UBS Fairness Opinion”). Alleghany has been authorized by Morgan Stanley to permit the inclusion of the Morgan Stanley Fairness Opinion in its entirety and references thereto in the Joint Proxy Statement/Prospectus, subject to prior review and consent by Morgan Stanley and has been authorized by UBS to permit the inclusion of the UBS Fairness Opinion in its entirety and reference thereto in the Joint Proxy Statement/Prospectus, subject to prior review and consent by UBS.
     3.15 Taxes.
          (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Alleghany or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.
          (b) Alleghany and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in the Alleghany SEC Documents and on the Alleghany Statutory Statements.
          (c) To the knowledge of Alleghany, there is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to Alleghany or any of its Subsidiaries in respect of any Tax or Tax Return which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency.
          (d) Alleghany and each of its Subsidiaries has withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Alleghany and each of its Subsidiaries has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.
          (e) Neither Alleghany nor any of its Subsidiaries is liable for any Taxes of any Person (other than Alleghany and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.
          (f) Neither Alleghany nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date, as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (3) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (4) installment sale or open transaction made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date.
          (g) Neither Alleghany nor any of its Subsidiaries has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Tax Law). Neither Alleghany nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.
          (h) Neither Alleghany nor any of its Subsidiaries has been informed by any Taxing Authority in any jurisdiction in which it does not file a Tax Return that it may be required to file a Tax Return in such jurisdiction.
          (i) Neither Alleghany nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed or described, in whole or in part, by Section 355 or Section 368(a)(1)(D) of the Code.

          (j) Neither Alleghany nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
     3.16 Employee Benefit Plans.
          (a) Section 3.16(a) of the Alleghany Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), multiemployer plan within the meaning of ERISA Section 3(37), and all material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of Alleghany or its Subsidiaries has any present or future right to benefits or Alleghany or its Subsidiaries has had or has any present or future liability (each, an “Alleghany Benefit Plan”). With respect to each such Alleghany Benefit Plan, Alleghany has made available to Transatlantic a true and complete copy of such Alleghany Benefit Plan, if written, or a description of the material terms of such Alleghany Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, Insurance Contracts or other funding arrangements; (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes; (iii) the most recent Form 5500 with all attachments required to have been filed with the Internal Revenue Service (the “IRS”) or the Department of Labor or any similar reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any Alleghany Benefit Plan and all schedules thereto; (iv) the most recent IRS determination or opinion letter; and (v) all current summary plan descriptions.
          (b) (i) Each Alleghany Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law, (ii) each of Alleghany and its Subsidiaries has performed all material obligations required to be performed by it under any Alleghany Benefit Plan and, to the knowledge of Alleghany, is not in any material respect in default under or in violation of any Alleghany Benefit Plan and (iii) no action (other than claims for benefits in the ordinary course) is, to the knowledge of Alleghany, pending or threatened in writing with respect to any Alleghany Benefit Plan by any current or former employee, officer or director of Alleghany or any of its Subsidiaries that would reasonably be expected to have an Alleghany Material Adverse Effect.
          (c) Each Alleghany Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the knowledge of Alleghany, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Alleghany Benefit Plan or the exempt status of any such trust.
          (d) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by Alleghany or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Alleghany under Section 4001 of ERISA or Section 414 of the Code (an “Alleghany ERISA Affiliate”). Alleghany and its Subsidiaries have no liability (contingent or direct) with respect to any multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an Alleghany ERISA Affiliate) and no such liability is reasonably expected to be incurred by Alleghany or its Subsidiaries. No notices have been required to be sent to participants and beneficiaries or to the Pension Benefit Guaranty Corporation (the “PBGC”) under Section 302 of ERISA or Section 412 or Section 430 of the Code.
          (e) All material contributions required to be made under each Alleghany Benefit Plan, as of the date hereof, have been timely made. Neither any Alleghany Benefit Plan nor any single-employer plan of an Alleghany ERISA Affiliate has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA. It is not reasonably anticipated that any Alleghany Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 430 of the Code or Section 303 of ERISA). Alleghany has no liability pursuant to Section 4069 of ERISA.
          (f) Neither Alleghany nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Alleghany or its Subsidiaries, except as required by applicable Law. Alleghany has reserved the right to amend, terminate or modify at any time all Alleghany Benefit Plans providing for retiree health or life insurance coverage or other retiree death benefits, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.
          (g) Any arrangement of Alleghany or any of its Subsidiaries that is subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A through December 31, 2008, and all arrangements of Alleghany or any of its Subsidiaries that are subject to Section 409A, provide for payment after December 31, 2008 and were in existence on such date have been amended to comply with the requirements of the final regulations under Section 409A, in each case except as would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect. Neither Alleghany nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.
          (h) Except as set forth in Section 3.16(h) of the Alleghany Disclosure Schedule, the consummation of the transactions contemplated hereby to which each of Alleghany and Merger Sub is a party, will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of Alleghany or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Alleghany Benefit Plan or impose any restrictions or limitations on Alleghany’s rights to administer, amend or terminate any Alleghany Benefit Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
     3.17 Employees, Labor Matters.
          (a) Neither Alleghany nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the knowledge of Alleghany, attempting to represent any employees of Alleghany or any of its Subsidiaries in their capacity as such.
          (b) Since January 1, 2008, there has not occurred or been threatened in writing any material strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of Alleghany or any of its Subsidiaries. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition, to the knowledge of Alleghany, pending or threatened in writing with respect to any employee of Alleghany or any of its Subsidiaries.
          (c) Alleghany and its Subsidiaries have been in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, except where noncompliance would not reasonably be expected to result in an Alleghany Material Adverse Effect.
     3.18 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect, (a) neither Alleghany nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or Order, and no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no investigation, action, written claim, suit or proceeding is pending or is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq.) has occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by Alleghany, any Alleghany Subsidiary or any predecessors in interest that are reasonably likely to result in any cost, liability or obligation of Alleghany or any Alleghany Subsidiary under any applicable Environmental Law.
     3.19 Intellectual Property.
          (a) Each of Alleghany and its Subsidiaries owns or otherwise has a valid and enforceable license or right to use material Intellectual Property used in the respective businesses of Alleghany and each of its Subsidiaries as currently conducted; and all patents and all registrations for trademarks, service marks and copyrights owned by Alleghany or its Subsidiaries are valid and subsisting, except to the extent Alleghany or its Subsidiaries have determined to abandon such patents or registrations for trademarks, service marks and copyrights in the exercise of their reasonable business judgment.
          (b) To the knowledge of Alleghany, there are no claims pending or threatened in writing by any Person alleging that Alleghany or its Subsidiaries or their respective businesses as conducted on the date of this Agreement infringes the Intellectual Property of any Person, which, if determined or resolved adversely against Alleghany or any Alleghany Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to Alleghany and its Subsidiaries, taken as a whole. To the knowledge of Alleghany, no Person is infringing the Intellectual Property owned by Alleghany or any of its Subsidiaries, which infringement would, individually or in the aggregate, reasonably be expected to be material to Alleghany and its Subsidiaries, taken as a whole.
          (c) Alleghany and its Subsidiaries have established and are in compliance with commercially reasonable security programs that are sufficient to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate; and (ii) the security, confidentiality and integrity of all confidential or proprietary data, except, in each case, which would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect. Neither Alleghany nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither Alleghany nor any of its Subsidiaries has notified customers or employees of any information security breach. Alleghany and its Subsidiaries take reasonable steps to protect their material trade secrets and, to the knowledge of Alleghany, none of such trade secrets have been disclosed to any Person except pursuant to written and enforceable confidentiality obligations.
     3.20 Alleghany Material Contracts.
          (a) Alleghany has made available to Transatlantic a true and complete copy of each Contract to which Alleghany or any of its Subsidiaries is a party as of the date of this Agreement or by which Alleghany, any of its Subsidiaries or any of its respective properties or assets is bound as of the date of this Agreement, which: (i) is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC (each, an “Alleghany Material Contract”); (ii) contains covenants of Alleghany or any of its Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area; (iii) pursuant to which Alleghany or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than Alleghany or any of its Subsidiaries); (iv) relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by Alleghany or any of its Subsidiaries in excess of ten million dollars ($10,000,000); or (v) evidences any guarantee of obligations of any Person other than a wholly owned Subsidiary of Alleghany in excess of ten million dollars ($10,000,000).
          (b) Each Alleghany Material Contract is (assuming due power and authority of, and due execution and delivery by the parties thereto other than Alleghany or any of its Subsidiaries) a valid and binding obligation of Alleghany or its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except (i) to the extent it has previously expired or terminated in accordance with their terms and (ii) for any failures to be valid and binding which would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect. Neither Alleghany nor any of its Subsidiaries nor, to the knowledge of Alleghany, any other party to any Alleghany Material Contract is in breach of or in default under any Alleghany Material Contract, and, to the knowledge of Alleghany, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, and neither Alleghany nor any of its Subsidiaries has received any claim of any such breach or default, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect.
     3.21 Brokers’ and Finders’ Fees. Except for UBS and Morgan Stanley, the fees and expenses of which will be paid by Alleghany, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Alleghany, Merger Sub or any of their respective Subsidiaries who is entitled to any fee or commission from Alleghany, Merger Sub or any of their respective Subsidiaries in connection with the transactions to which Alleghany is a party contemplated hereby.
     3.22 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Alleghany or Merger Sub being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby.
     3.23 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) Alleghany or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of Alleghany, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
     3.24 Insurance Subsidiaries. Each Alleghany Subsidiary that conducts the business of insurance or reinsurance (each, an “Alleghany P/C Subsidiary”) is (i) duly licensed or authorized as an insurance or reinsurance company, as applicable, in its jurisdiction of incorporation; (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance in each other jurisdiction where it is required to be so licensed, authorized or eligible in order to conduct its business as currently conducted; and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction where it writes each line of insurance or reinsurance reported as being written in the Alleghany Statutory Statements. Each jurisdiction in which any Alleghany P/C Subsidiary is domiciled or commercially domiciled or otherwise licensed, authorized or eligible with respect to the conduct of the business of insurance or reinsurance is set forth in Section 3.24 of the Alleghany Disclosure Schedule.
     3.25 Statutory Statements; Examinations.
          (a) Since January 1, 2008, each of the Alleghany P/C Subsidiaries has timely filed or submitted all material annual and, to the extent applicable Law requires, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate Insurance Regulators of each jurisdiction in which it is licensed, authorized or eligible on forms prescribed or permitted by such authority (as filed through the date hereof and thereafter, collectively, the “Alleghany Statutory Statements”), except, in each case, as has been cured or resolved to the satisfaction of such insurance regulatory authority without imposition of any material penalty.

          (b) Alleghany has delivered or made available to Transatlantic, to the extent permitted by applicable Law, true and complete copies of all annual Alleghany Statutory Statements filed with Insurance Regulators for each of the Alleghany P/C Subsidiaries for the periods beginning January 1, 2008, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable Insurance Regulator. Financial statements included in the Alleghany Statutory Statements were prepared in conformity with applicable SAP, consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the applicable Alleghany P/C Subsidiary, and present fairly in all material respects the statutory financial position of the relevant Alleghany P/C Subsidiary as of the respective dates thereof and the results of operations, cash flows, and changes in capital and surplus (or stockholders’ equity, as applicable) of such Alleghany P/C Subsidiary for the respective periods then ended. The Alleghany Statutory Statements complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the knowledge of Alleghany, orally) by any Insurance Regulator with respect to any of the Alleghany Statutory Statements that have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator. The statutory balance sheets and income statements included in the annual Alleghany Statutory Statements have been audited by Alleghany’s independent auditors, and Alleghany has delivered or made available to Transatlantic true and complete copies of all audit opinions related thereto for the periods beginning January 1, 2008 through the date hereof, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Alleghany P/C Subsidiary. Except as is indicated therein, all assets that are reflected on the Alleghany Statutory Statements comply in all material respects with all applicable Insurance Laws regulating the investments of Alleghany P/C Subsidiaries and all applicable Insurance Laws with respect to admitted assets. The financial statements included in the Alleghany Statutory Statements accurately reflect in all material respects the extent to which, pursuant to applicable Laws and applicable SAP, the applicable Alleghany P/C Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept) on such Alleghany Statutory Statements.
          (c) Alleghany has delivered or made available to Transatlantic, to the extent permitted by applicable Law, true and complete copies of all examination reports (and has notified Transatlantic of any pending examinations) of any insurance regulatory authorities received by it on or after January 1, 2008 through the date hereof relating to the Alleghany P/C Subsidiaries. Except as set forth in Section 3.25(c) of the Alleghany Disclosure Schedule, all material deficiencies or violations noted in the examination reports have been resolved to the reasonable satisfaction of the insurance regulatory authority that noted such deficiencies or violations.
          (d) Section 3.25(d) of the Alleghany Disclosure Schedule sets forth a true and complete list of permitted practices under SAP that are used in any of the Alleghany Statutory Statements of any Alleghany P/C Subsidiary.
     3.26 Agreements with Regulators. Except as required by Insurance Laws and the insurance and reinsurance licenses maintained by the Alleghany P/C Subsidiaries or as set forth in Section 3.26 of the Alleghany Disclosure Schedule, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on it or any of its subsidiaries or to which Alleghany or any Alleghany Subsidiary is a party, on the one hand, and any Insurance Regulator, on the other hand, or any Orders or directives by, or supervisory letters or cease-and-desist orders from, any Insurance Regulator, neither has Alleghany nor any Alleghany P/C Subsidiary adopted any board resolution at the request of any Insurance Regulator, in each case, which (a) limit the ability of Alleghany or any Alleghany P/C Subsidiary to issue or enter into Insurance Contracts, Alleghany Reinsurance Contracts or other material reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements; (b) require any divestiture of any investment of any Alleghany P/C Subsidiary; (c) in any manner relate to the ability of any Alleghany P/C Subsidiary to pay dividends; (d) require any investment of any Alleghany P/C Subsidiary to be treated as non-admitted assets (or the local equivalent); or (e) otherwise restrict the conduct of business of Alleghany or any Alleghany P/C Subsidiary, nor has it been advised in writing by any Insurance Regulator that it is contemplating any such undertakings.
     3.27 Rating Agency. Since December 31, 2010, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Alleghany P/C Subsidiary or, to the knowledge of Alleghany, stated to Alleghany that it is considering lowering any rating assigned to any Alleghany P/C Subsidiary or placing any Alleghany P/C Subsidiary on an “under review” status. As of the date of this Agreement, each U.S. Alleghany P/C Subsidiary has the A.M. Best Company rating set forth in Section 3.27 of the Alleghany Disclosure Schedule.
     3.28 Reserves.
          (a) The insurance policy reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium of each Alleghany P/C Subsidiary contained in its Alleghany Statutory Statements (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements) and (ii) satisfied the requirements of all applicable Insurance Laws in all material respects.
          (b) Alleghany has made available to Transatlantic true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January 1, 2008, with respect to the Alleghany P/C Subsidiaries, and all material attachments, addenda, supplements and modifications thereto. There have been no actuarial reports of a similar nature covering any Alleghany P/C Subsidiary in respect of any period subsequent to the latest period covered in such actuarial reports. The information and data furnished by Alleghany and the Alleghany Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

     3.29 Risk-Based Capital. Alleghany has made available to Transatlantic true and complete copies of all analyses and reports submitted by Alleghany to any insurance regulatory authority during the past twenty-four (24) months relating to risk-based capital calculations (“Alleghany Risk-Based Capital Reports”). The Alleghany Risk-Based Capital Reports were true and accurate in all material respects at the time of submission.
     3.30 Alleghany Insurance Business.
          (a) All policies, binders, slips, certificates, and other agreements of insurance issued or distributed by any Alleghany P/C Subsidiary in any jurisdiction (“Insurance Contracts”) have been issued or distributed, to the extent required by Law, on forms filed with and approved by all applicable Insurance Regulators, or not objected to by any such Insurance Regulator within any period provided for objection, and all such forms comply with applicable Laws. All premium rates with respect to the Insurance Contracts, to the extent required by Law, have been filed with and approved by all applicable Insurance Regulators or were not objected to by any such Insurance Regulator within any period provided for objection. All such premium rates comply with applicable Laws and are within the amount permitted by such Laws. Each Alleghany P/C Subsidiary is and has been marketing, selling and issuing Insurance Contracts in compliance in all material respects with all applicable Laws, all applicable orders and directives of all Insurance Regulators and all market conduct recommendations resulting from market conduct or other examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold, have been complied with in connection with the marketing and sale of Insurance Contracts. All Insurance Contracts due and payable by or on behalf of any Alleghany P/C Subsidiary have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such benefits for which Alleghany believes there is a reasonable basis to contest payment.
          (b) There are no unpaid claims or assessments made against any Alleghany P/C Subsidiary by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guarantee fund.
          (c) All underwriting, management and administration agreements entered into by any Alleghany P/C Subsidiary are, to the extent required by Law, in forms acceptable to all applicable Insurance Regulators or have been filed with and approved by all applicable Insurance Regulators or were not objected to by any such Insurance Regulator within any period provided for objection.
          (d) Since December 31, 2010, (i) salaried employees of Alleghany and the Alleghany Subsidiaries and, to the knowledge of Alleghany, each other Person, who, in each of the foregoing cases, is performing the duties of insurance producer or reinsurance intermediary for Alleghany and the Alleghany P/C Subsidiaries (collectively, “Alleghany Agents”), at the time such Alleghany Agent wrote, sold or produced business for or on behalf of Alleghany or any Alleghany P/C Subsidiary that requires a license, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Alleghany Agent wrote, sold or produced business, and to the knowledge of Alleghany, no Alleghany Agent is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the writing, sale, production or solicitation of insurance or other business for or on behalf of Alleghany or any Alleghany P/C Subsidiary, except for such failures to be so licensed or such violations which have been cured, which have been resolved or settled through agreements with the applicable Insurance Regulator, or which are barred by an applicable statute of limitations, and (ii) each of the agency agreements and appointments between the Alleghany Agents and Alleghany and any Alleghany P/C Subsidiary, is valid and binding and in full force and effect in accordance with its terms, except as would not, individually or in the aggregate, reasonably be expected to have an Alleghany Material Adverse Effect. As of the date of this Agreement, no Alleghany Agent individually accounting for 1% or more of the total gross premiums of all Alleghany P/C Subsidiaries for the year ended December 31, 2010 has notified Alleghany or any Alleghany P/C Subsidiary that such Alleghany Agent will be unable in any material respect or unwilling to continue its relationship as an Alleghany Agent with Alleghany or any Alleghany P/C Subsidiary within twelve (12) months after the date hereof.
     3.31 Other Alleghany Insurance Business. Neither Alleghany nor any of its Subsidiaries nor any of their respective salaried employees is performing the duties of insurance producer or reinsurance intermediary for any Person that is not an Affiliate of Alleghany.
     3.32 Financing. Alleghany has, or will have on the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fund the Cash Consideration and make all payments required to be made pursuant to the terms of this Agreement.
     3.33 No Other Representations and Warranties; Disclaimer.
          (a) Except for the representations and warranties made by Alleghany and Merger Sub in this Article III, neither Alleghany, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Alleghany, Merger Sub or any of their respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Alleghany and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Alleghany and Merger Sub in this Article III, neither Alleghany, Merger Sub nor any other Person makes or has made any representation or warranty to Transatlantic or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Alleghany, Merger Sub, any of their respective Subsidiaries or their respective businesses or operations, or (ii) any oral or written information presented to Transatlantic or any of its Affiliates or Representatives in the course of its due diligence investigation of Alleghany and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
          (b) Notwithstanding anything contained in this Agreement to the contrary, Alleghany and Merger Sub acknowledge and agree that neither Transatlantic nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Transatlantic in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Transatlantic furnished or made available to Alleghany, Merger Sub, or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, Alleghany and Merger Sub acknowledge and agree that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Alleghany, Merger Sub or any of their respective Affiliates or Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRANSATLANTIC
     Except as (x) disclosed in the Transatlantic SEC Documents filed with or furnished to the SEC at least one (1) Business Day prior to the date of this Agreement (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature) or (y) set forth in the disclosure letter delivered by Transatlantic to Alleghany on or prior to the date of this Agreement (the “Transatlantic Disclosure Schedule”), Transatlantic represents and warrants to Alleghany as set forth in this Article IV. For purposes of the representations and warranties of Transatlantic contained herein, disclosure in any section of the Transatlantic Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Transatlantic to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the Transatlantic Disclosure Schedule or other document delivered by Transatlantic pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
     4.1 Corporate Organization. (a) Transatlantic (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for such variances from the matters set forth in any of clauses (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect.
          (b) True and complete copies of the certificate of incorporation of Transatlantic, as amended through, and as in effect as of, the date of this Agreement (the “Transatlantic Charter”), and the bylaws of Transatlantic, as amended through, and as in effect as of, the date of this Agreement (the “Transatlantic Bylaws”), have previously been made available to Alleghany.
          (c) Each Transatlantic Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect.
     4.2 Capitalization.
          (a) Authorized and Issued Shares.
               (i) As of the date of this Agreement, the authorized capital stock of Transatlantic consists of 200,000,000 shares of Transatlantic Common Stock and 10,000,000 shares of preferred stock of Transatlantic, par value $1.00 (the “Transatlantic Preferred Stock”), 1,000,000 of which have been designated as Series A Junior Participating Preferred Stock for issuance in connection with the rights (the “Rights”) issued under the Rights Agreement, dated as of July 27, 2011, by and between Transatlantic and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”). As of the Measurement Date, (A) 57,384,495 shares of Transatlantic Common Stock and no shares of Transatlantic Preferred Stock were issued and outstanding, (B) 10,466,671 shares of Transatlantic Common Stock were held in treasury, (C) 1,735,450 shares of Transatlantic Common Stock were subject to outstanding Transatlantic RSUs, (D) 2,019,338 shares of Transatlantic Common Stock were subject to outstanding Transatlantic Stock Options (of which Transatlantic Stock Options to purchase an aggregate of 1,969,962 shares of Transatlantic Common Stock were exercisable), (E) no Transatlantic Restricted Shares were outstanding and (F) no shares of Transatlantic Common Stock were subject to Transatlantic SARs. Section 4.2 of the Transatlantic Disclosure Schedule contains a complete and correct list, as of the Measurement Date, of each outstanding Transatlantic Stock Option, each outstanding Transatlantic RSU, each outstanding Transatlantic Restricted Share and each outstanding Transatlantic SAR, including, as applicable, the holder, date of grant, exercise price (to the extent applicable), vesting schedule and number of shares of Transatlantic Common Stock subject thereto and each Transatlantic Stock Plan.
               (ii) As of the date of this Agreement, except for this Agreement, the Rights Agreement, Transatlantic Stock Options and Transatlantic RSUs, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Transatlantic or any Transatlantic Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of Transatlantic or any Transatlantic Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the Transatlantic Stock Options and Transatlantic RSUs, there are not any outstanding obligations of Transatlantic or any of the Transatlantic Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of Transatlantic or any Transatlantic Subsidiary. Neither Transatlantic nor any of the Transatlantic Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Transatlantic. All outstanding shares of capital stock of Transatlantic have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement or warrant will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid. The consummation of the Merger and the other transactions contemplated hereby or taken in contemplation of this Agreement will not, as of the Effective Time, trigger any preemptive rights of any Person with respect to the capital stock of Transatlantic, whether by law or otherwise. With respect to the Transatlantic Stock Options, (A) each grant of a Transatlantic Stock Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Transatlantic Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of Transatlantic by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (B) each such grant was made in accordance with the terms of the applicable Transatlantic Stock Plan, the Exchange Act and all other applicable Law, including the rules of the NYSE, and each such grant intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (C) the per share exercise price of each Transatlantic Stock Option was not less than the fair market value of a share of Transatlantic Common Stock on the applicable Grant Date, (D) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Transatlantic and disclosed in Transatlantic’s filings with the SEC in accordance with the Exchange Act and all other applicable Laws, and (E) no amendments, modifications or other changes have been made to any such grants after the Grant Date.
          (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Transatlantic having the right to vote on any matters on which stockholders may vote are issued or outstanding.
          (c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X promulgated by the SEC) of Transatlantic and of each Transatlantic P/C Subsidiary are owned by Transatlantic, directly or indirectly, free and clear of any material Liens other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for passive equity investments in publicly traded companies and the capital stock or other equity ownership interests of the Transatlantic Subsidiaries, as of the date of this Agreement, Transatlantic does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.
          (d) All Transatlantic Stock-Based Awards may, by their terms, be treated in accordance with Section 2.5. No holder of any Transatlantic Stock-Based Award is entitled to any treatment of such Transatlantic Stock-Based Award other than as provided in Section 2.5, and after the Effective Time no holder of a Transatlantic Stock-Based Award (or former holder of a Transatlantic Stock-Based Award) or any current or former participant in the Transatlantic Stock Plans or any other Transatlantic Benefit Plan shall have the right thereunder to acquire any capital stock of Transatlantic or any other equity interest therein (including phantom stock or stock appreciation rights). All outstanding Transatlantic Stock-Based Awards are evidenced by individual written award agreements substantially identical to the applicable forms that have previously been made available to Alleghany.
     4.3 Corporate Authorization.
          (a) Transatlantic has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject to obtaining the Transatlantic Requisite Stockholder Vote. The execution, delivery and performance by Transatlantic of this Agreement and the consummation by Transatlantic of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the Transatlantic Board. The Transatlantic Board has, by resolutions duly adopted, unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of Transatlantic and its stockholders, has approved and adopted this Agreement and the plan of merger herein providing for the Merger, upon the terms and subject to the conditions set forth herein, approved the execution, delivery and performance by Transatlantic of this Agreement and the consummation of the transactions to which it is a party contemplated hereby, upon the terms and subject to the conditions set forth herein and has resolved, subject to Section 5.5, to recommend approval of each of the matters constituting the Transatlantic Requisite Stockholder Vote by the stockholders of Transatlantic (such recommendation, the “Transatlantic Board Recommendation”) and that such matters and recommendation be submitted for consideration at a duly held meeting of the stockholders of Transatlantic for a vote for such purposes (the “Transatlantic Stockholders Meeting”). Except solely in the case of the Merger, for the adoption of this Agreement by the affirmative vote of the holders of a majority of the shares of Transatlantic Common Stock (the “Transatlantic Requisite Stockholder Vote”), no other corporate proceedings on the part of Transatlantic or any other vote by the holders of any class or series of capital stock of Transatlantic are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Certificate of Merger as required by applicable Law).
          (b) This Agreement has been duly executed and delivered by Transatlantic and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Transatlantic, enforceable against Transatlantic in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     4.4 Governmental Authorization. The execution, delivery and performance by Transatlantic of this Agreement and the consummation by Transatlantic of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, or notification to any Governmental Entity, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which Transatlantic is qualified to do business, (b) compliance with any applicable requirements of the HSR Act or any other Antitrust Law, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. federal or state securities Laws or “blue sky” Laws, and any foreign securities Laws, (d) compliance with any applicable requirements of the NYSE, (e) approvals or filings under all applicable Insurance Laws as set forth in Section 4.4 of the Transatlantic Disclosure Schedule (the “Transatlantic Insurance Approvals”), (f) the Alleghany Insurance Approvals (assuming the accuracy and completeness of Section 3.4(e)), (g) those consents, approvals or filings as may be required as a result of the business or identity of Alleghany or any of its Affiliates (assuming the accuracy and completeness of Section 3.4(e)) and (h) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     4.5 Non-Contravention. The execution, delivery and performance by Transatlantic of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Organizational Documents of Transatlantic or any of its Subsidiaries; (b) assuming receipt of the Transatlantic Requisite Stockholder Vote and compliance with the matters referred to in Section 3.4 and Section 4.4 (and assuming the accuracy and completeness of Section 3.4(e)), violate or conflict with any provision of any applicable Law; (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Transatlantic or any of its Subsidiaries is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, Transatlantic Benefit Plan, or Transatlantic Material Contract; or (d) subject to the receipt of the Transatlantic Insurance Approvals (and assuming the accuracy and completeness of Section 3.4(e)), result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Transatlantic or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     4.6 Transatlantic SEC Filings, Etc.
          (a) Transatlantic has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by Transatlantic with the SEC since January 1, 2008 (together with any documents furnished during such period by Transatlantic to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof, collectively, the “Transatlantic SEC Documents”). Each of the Transatlantic SEC Documents, as amended prior to the date of this Agreement, complied (and each Transatlantic SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Transatlantic SEC Documents, and none of the Transatlantic SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to the Transatlantic SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Transatlantic, there are no material unresolved comments received from the SEC staff with respect to the Transatlantic SEC Documents on or prior to the date hereof. To the knowledge of Transatlantic, none of the Transatlantic SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

          (b) Transatlantic maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Transatlantic (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Transatlantic in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Transatlantic in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Transatlantic, as appropriate, to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of Transatlantic of Transatlantic’s internal control over financial reporting, to its auditors and the audit committee of the Transatlantic Board (A) all significant deficiencies and material weaknesses in the design or operation of Transatlantic’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Transatlantic’s internal control over financial reporting. Transatlantic has made available to Alleghany true and complete copies of any such disclosure contemplated by clauses (A) and (B) made by management to Transatlantic’s independent auditors and the audit committee of the Transatlantic Board since January 1, 2008.
          (c) Neither Transatlantic nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Transatlantic and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Transatlantic or any of its Subsidiaries in the Transatlantic SEC Documents.
          (d) Transatlantic is in compliance in all material respects with (i) the provisions of SOX and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Transatlantic.
          (e) Neither Transatlantic nor any Transatlantic Subsidiary, nor, to the knowledge of Transatlantic, any director, officer, agent, employee or Affiliate of Transatlantic or any Transatlantic Subsidiary is aware of any action, or any allegation made by any Governmental Entity of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with Transatlantic or any Transatlantic Subsidiary, in order to unlawfully induce such person to act against the interest of his or her employer or principal. There is no current, pending, or, to the knowledge of Transatlantic, threatened charges, proceedings, investigations, audits, or complaints against Transatlantic or any Transatlantic Subsidiary or, to the knowledge of Transatlantic, any director, officer, agent, employee or Affiliate of Transatlantic with respect to the FCPA or any other anti-corruption Law or regulation.
          (f) Except as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect on Transatlantic or any Transatlantic Subsidiary, neither Transatlantic nor any Transatlantic Subsidiary, nor, to the knowledge of Transatlantic, any director, officer, agent, employee or Affiliate of Transatlantic or any Transatlantic Subsidiary: (i) is, or is owned or controlled by, any Restricted Parties; or (ii) to the knowledge of Transatlantic, has engaged in any unauthorized transaction directly or indirectly with any Restricted Parties or has otherwise been in breach of any such sanctions, restrictions or any similar foreign or state Law.
     4.7 Transatlantic Financial Statements. The consolidated financial statements (including all related notes thereto) of Transatlantic included in the Transatlantic SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of Transatlantic and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, the changes in stockholder’s equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) and were prepared, in all material respects, in accordance with, and complied, in all material respects, with GAAP during the periods involved (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto).

     4.8 Form S-4. The information supplied or to be supplied by Transatlantic specifically for inclusion in the Form S-4 shall not, at the time that the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Transatlantic with respect to statements made therein based on information supplied by or on behalf of Alleghany or Merger Sub specifically for inclusion in the Form S-4. The Joint Proxy Statement/Prospectus will not, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Transatlantic and at the time of the Transatlantic Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Transatlantic with respect to statements made therein based on information supplied by or on behalf of Alleghany or Merger Sub specifically for inclusion in the Joint Proxy Statement/Prospectus.
     4.9 Absence of Certain Changes or Events.
          (a) Since December 31, 2010, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Transatlantic Material Adverse Effect.
          (b) Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, from December 31, 2010 through the date of this Agreement, Transatlantic and the Transatlantic Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.
     4.10 No Undisclosed Material Liabilities. There are no material liabilities or obligations of Transatlantic or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of Transatlantic and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in Transatlantic’s consolidated balance sheet as of September 30, 2011 included in the Transatlantic SEC Documents or in the notes thereto and (b) liabilities or obligations that were incurred since September 30, 2011 in the ordinary course of business consistent with past practice.
     4.11 Compliance with Laws.
          (a) Since January 1, 2008, (i) the business and operations of Transatlantic and its Subsidiaries have been conducted in compliance with all applicable Laws (including Insurance Laws) and (ii) Transatlantic has complied with the applicable listing and corporate governance rules and regulations of the NYSE except, in each case, where the failure to so conduct such business and operations or comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
          (b) All of the Transatlantic Permits of each Transatlantic P/C Subsidiary conducting insurance operations are in full force and effect in accordance with their terms, and there is no proceeding or investigation to which Transatlantic or any Transatlantic Subsidiary is subject before a Governmental Entity that, to the knowledge of Transatlantic, is pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Transatlantic Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
          (c) To the knowledge of Transatlantic, there is no proceeding to which Transatlantic or any Transatlantic Subsidiary is subject before any Governmental Entity pending or threatened in writing regarding whether any of the Transatlantic Subsidiaries has violated any applicable Laws (including Insurance Laws), nor, any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against Transatlantic or any Transatlantic Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to Transatlantic and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Since January 1, 2008, each Transatlantic P/C Subsidiary has timely filed all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required to be filed by it with any applicable Insurance Regulator or such failure to file has been remedied.
     4.12 Litigation. There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, Injunction, notice of violation or other proceeding pending against or threatened in writing against Transatlantic or any of its Subsidiaries or pending against or threatened in writing against any present or former officer, director or employee of Transatlantic or any Transatlantic Subsidiary in connection with which Transatlantic or any Transatlantic Subsidiary has an indemnification obligation, before any Governmental Entity (other than insurance and reinsurance claims litigation or arbitration arising in the ordinary course of business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to be material to Transatlantic and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. There is no Order outstanding against Transatlantic or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to Transatlantic and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
     4.13 Title to Properties; Absence of Liens. Section 4.13 of the Transatlantic Disclosure Schedule sets forth a true and complete description (including address, and for each lease, sublease and license, all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto) of all real property leased, subleased or licensed by Transatlantic or any of its Subsidiaries (collectively, the “Transatlantic Leased Real Properties”; and the leases, subleases and licenses with respect thereto, collectively, the “Transatlantic Real Property Leases”). Transatlantic has delivered or otherwise made available to Alleghany true, correct and complete copies of the Transatlantic Real Property Leases, together with all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto. Each of the Transatlantic Real Property Leases is in full force and effect. Transatlantic or one of its Subsidiaries has a valid, binding and enforceable leasehold or subleasehold interest (or license, as applicable) in each Transatlantic Leased Real Property, in each case as to such leasehold or subleasehold interest (or license, as applicable), free and clear of all Liens (other than Permitted Liens). Neither Transatlantic nor any of its Subsidiaries owns any real property or any interests in real property.
     4.14 Opinion of Financial Advisor. The Transatlantic Board has received the opinion of (i) Moelis & Co. LLC (“Moelis”), dated as of the date of this Agreement and addressed to the Transatlantic Board, to the effect that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Transatlantic Common Stock (the “Moelis Fairness Opinion”) and (ii) Goldman, Sachs & Co. (“Goldman Sachs”), dated as of the date of this Agreement and addressed to the Transatlantic Board, to the effect that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Transatlantic Common Stock (other than Alleghany and its Affiliates) is fair, from a financial point of view to such holders (the “Goldman Sachs Fairness Opinion”). Transatlantic has been authorized by Moelis to permit the inclusion of the Moelis Fairness Opinion and references thereto in the Joint Proxy Statement/Prospectus, subject to prior review and consent by Moelis.
     4.15 Taxes.
          (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Transatlantic or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.
          (b) Transatlantic and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in the Transatlantic SEC Documents and on the Transatlantic Statutory Statements.
          (c) To the knowledge of Transatlantic, there is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to Transatlantic or any of its Subsidiaries in respect of any Tax or Tax Return, which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency.
          (d) Transatlantic and each of its Subsidiaries has withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Transatlantic and each of its Subsidiaries has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.
          (e) Neither Transatlantic nor any of its Subsidiaries is liable for any Taxes of any Person (other than Transatlantic and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.
          (f) Neither Transatlantic nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date, as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (3) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (4) installment sale or open transaction made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date.

          (g) Neither Transatlantic nor any of its Subsidiaries has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Tax Law). Neither Transatlantic nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.
          (h) Neither Transatlantic nor any of its Subsidiaries has been informed by any Taxing Authority in any jurisdiction in which it does not file a Tax Return that it may be required to file a Tax Return in such jurisdiction.
          (i) Neither Transatlantic nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed or described, in whole or in part, by Section 355 or Section 368(a)(1)(D) of the Code.
          (j) Neither Transatlantic nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
     4.16 Employee Benefit Plans.
          (a) Section 4.16(a) of the Transatlantic Disclosure Schedule sets forth as of the date of this Agreement, a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), multiemployer plan within the meaning of ERISA Section 3(37), and all material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of Transatlantic or its Subsidiaries has any present or future right to benefits or Transatlantic or its Subsidiaries has had or has any present or future liability (each, a “Transatlantic Benefit Plan”). With respect to each such Transatlantic Benefit Plan, Transatlantic has made available to Alleghany a true and complete copy of such Transatlantic Benefit Plan, if written, or a description of the material terms of such Transatlantic Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, Insurance Contracts or other funding arrangements; (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes; (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any Transatlantic Benefit Plan and all schedules thereto; (iv) the most recent IRS determination or opinion letter; and (v) all current summary plan descriptions.
          (b) (i) Each Transatlantic Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law, (ii) each of Transatlantic and its Subsidiaries has performed all material obligations required to be performed by it under any Transatlantic Benefit Plan and, to the knowledge of Transatlantic, is not in any material respect in default under or in violation of any Transatlantic Benefit Plan, and (iii) no action (other than claims for benefits in the ordinary course) is pending or threatened in writing with respect to any Transatlantic Benefit Plan by any current or former employee, officer or director of Transatlantic or any of its Subsidiaries that would reasonably be expected to have a Transatlantic Material Adverse Effect.
          (c) Each Transatlantic Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the knowledge of Transatlantic, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Transatlantic Benefit Plan or the exempt status of any such trust.
          (d) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by Transatlantic or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Transatlantic under Section 4001 of ERISA or Section 414 of the Code (a “Transatlantic ERISA Affiliate”). Transatlantic and its Subsidiaries have no liability (contingent or direct) with respect to any “multiemployer plan,” under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Transatlantic ERISA Affiliate) and no such liability is reasonably expected to be incurred by Transatlantic or its Subsidiaries.
          (e) All material contributions required to be made under each Transatlantic Benefit Plan, as of the date hereof, have been timely made. Neither any Transatlantic Benefit Plan nor any single-employer plan of a Transatlantic ERISA Affiliate has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA. It is not reasonably anticipated that any Transatlantic Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 430 of the Code or Section 303 of ERISA). Transatlantic has no liability pursuant to Section 4069 of ERISA.

          (f) Neither Transatlantic nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Transatlantic or its Subsidiaries, except as required by applicable Law. Transatlantic has reserved the right to amend, terminate or modify at any time all Transatlantic Benefit Plans providing for retiree health or life insurance coverage or other retiree death benefits, and there have been no communications to employees or former employees, which could reasonably be interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.
          (g) Any arrangement of Transatlantic or any of its Subsidiaries that is subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A through December 31, 2008, and all arrangements of Transatlantic or any of its Subsidiaries that are subject to Section 409A, provide for payment after December 31, 2008 and were in existence on such date have been amended to comply with the requirements of the final regulations under Section 409A, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect. Neither Transatlantic nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.
          (h) Except as set forth in Section 4.16(h) of the Transatlantic Disclosure Schedule, the consummation of the transactions contemplated hereby to which Transatlantic is a party, will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of Transatlantic or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Transatlantic Benefit Plan or impose any restrictions or limitations on Transatlantic’s rights to administer, amend or terminate any Transatlantic Benefit Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
          (i) All Transatlantic Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.
     4.17 Employees, Labor Matters.
          (a) Neither Transatlantic nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the knowledge of Transatlantic, attempting to represent any employees of Transatlantic or any of its Subsidiaries in their capacity as such.
          (b) Since January 1, 2008, there has not occurred or been threatened in writing any material strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of Transatlantic or any of its Subsidiaries. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition, to the knowledge of Transatlantic, pending or threatened in writing with respect to any employee of Transatlantic or any of its Subsidiaries.
          (c) Transatlantic and its Subsidiaries have been in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, except where noncompliance would not reasonably be expected to result in a Transatlantic Material Adverse Effect.
     4.18 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect, (a) neither Transatlantic nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or Order, and no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no investigation, action, written claim, suit or proceeding is pending or is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq.) has occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by Transatlantic, any Transatlantic Subsidiary or any predecessors in interest that are reasonably likely to result in any cost, liability or obligation of Transatlantic or any Transatlantic Subsidiary under any applicable Environmental Law.

     4.19 Intellectual Property.
          (a) Each of Transatlantic and its Subsidiaries owns or otherwise has a valid and enforceable license or right to use material Intellectual Property used in the respective businesses of Transatlantic and each of its Subsidiaries as currently conducted; and all patents and all registrations for trademarks, service marks and copyrights owned by Transatlantic or its Subsidiaries are valid and subsisting, except to the extent Transatlantic or its Subsidiaries have determined to abandon such patents or registrations for trademarks, service marks and copyrights in the exercise of their reasonable business judgment.
          (b) To the knowledge of Transatlantic, there are no claims pending or threatened in writing by any Person alleging that Transatlantic or its Subsidiaries or their respective businesses as conducted on the date of this Agreement infringes the Intellectual Property of any Person, which, if determined or resolved adversely against Transatlantic or any Transatlantic Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to Transatlantic and its Subsidiaries, taken as a whole. To the knowledge of Transatlantic, no Person is infringing the Intellectual Property owned by Transatlantic or any of its Subsidiaries, which infringement would, individually or in the aggregate, reasonably be expected to be material to Transatlantic and its Subsidiaries, taken as a whole.
          (c) Transatlantic and its Subsidiaries have established and are in compliance with commercially reasonable security programs that are sufficient to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate; and (ii) the security, confidentiality and integrity of all confidential or proprietary data, except, in each case, which would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect. Neither Transatlantic nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither Transatlantic nor any of its Subsidiaries has notified customers or employees of any information security breach. Transatlantic and its Subsidiaries take reasonable steps to protect their material trade secrets and, to the knowledge of Transatlantic, none of such trade secrets have been disclosed to any Person, except pursuant to written and enforceable confidentiality obligations.
     4.20 Transatlantic Material Contracts.
          (a) Transatlantic has made available to Alleghany a true and complete copy of each Contract to which Transatlantic or any of its Subsidiaries is a party as of the date of this Agreement or by which Transatlantic, any of its Subsidiaries or any of its respective properties or assets is bound as of the date of this Agreement, which: (i) is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC (each, a “Transatlantic Material Contract”); (ii) contains covenants of Transatlantic or any of its Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area; (iii) pursuant to which Transatlantic or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than Transatlantic or any of its Subsidiaries); (iv) relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by Transatlantic or any of its Subsidiaries in excess of ten million dollars ($10,000,000); or (v) evidences any guarantee of obligations of any Person other than a wholly owned Subsidiary of Transatlantic in excess of ten million dollars ($10,000,000).
          (b) Each Transatlantic Material Contract is (assuming due power and authority of, and due execution and delivery by the parties thereto other than Transatlantic or any of its Subsidiaries) a valid and binding obligation of Transatlantic or its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except (i) to the extent it has previously expired or terminated in accordance with their terms and (ii) for any failures to be valid and binding, which would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect. Neither Transatlantic nor any of its Subsidiaries nor, to the knowledge of Transatlantic, any other party to any Transatlantic Material Contract is in breach of or in default under any Transatlantic Material Contract, and, to the knowledge of Transatlantic, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, and neither Transatlantic nor any of its Subsidiaries has received any claim of any such breach or default, except for such breaches and defaults, which would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect.
     4.21 Brokers’ and Finders’ Fees. Except for Moelis and Goldman Sachs, the fees and expenses of which will be paid by Transatlantic, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Transatlantic or any of its Subsidiaries who is entitled to any fee or commission from Transatlantic or any of its Subsidiaries in connection with the transactions to which Transatlantic is a party contemplated hereby.
     4.22 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Transatlantic being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby.

     4.23 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) Transatlantic or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of Transatlantic, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
     4.24 Insurance Subsidiaries. Each Transatlantic Subsidiary that conducts the business of reinsurance (each, a “Transatlantic P/C Subsidiary”) is (i) duly licensed or authorized as a reinsurance company in its jurisdiction of incorporation; (ii) duly licensed, authorized or otherwise eligible to transact the business of reinsurance in each other jurisdiction where it is required to be so licensed, authorized or eligible in order to conduct its business as currently conducted; and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction where it writes each line of reinsurance reported as being written in the Transatlantic Statutory Statements. Each jurisdiction in which any Transatlantic P/C Subsidiary is domiciled or commercially domiciled or otherwise licensed, authorized or eligible with respect to the conduct of the business of reinsurance is set forth in Section 4.24 of the Transatlantic Disclosure Schedule.
     4.25 Statutory Statements; Examinations.
          (a) Since January 1, 2008, each of the Transatlantic P/C Subsidiaries has timely filed or submitted all material annual and, to the extent applicable Law requires, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate Insurance Regulators of each jurisdiction in which it is licensed, authorized or eligible on forms prescribed or permitted by such authority (as filed through the date hereof and thereafter, collectively, the “Transatlantic Statutory Statements”), except, in each case, as has been cured or resolved to the satisfaction of such insurance regulatory authority without imposition of any material penalty.
          (b) Transatlantic has delivered or made available to Alleghany, to the extent permitted by applicable Law, true and complete copies of all annual Transatlantic Statutory Statements filed with Insurance Regulators for each of the Transatlantic P/C Subsidiaries for the periods beginning January 1, 2008, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable Insurance Regulator. Financial statements included in the Transatlantic Statutory Statements were prepared in conformity with applicable SAP, consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the applicable Transatlantic P/C Subsidiary, and present fairly in all material respects the statutory financial position of the relevant Transatlantic P/C Subsidiary as of the respective dates thereof and the results of operations, cash flows, and changes in capital and surplus (or stockholders’ equity, as applicable) of such Transatlantic P/C Subsidiary for the respective periods then ended. The Transatlantic Statutory Statements complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the knowledge of Transatlantic, orally) by any Insurance Regulator with respect to any of the Transatlantic Statutory Statements that have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator. The statutory balance sheets and income statements included in the annual Transatlantic Statutory Statements have been audited by Transatlantic’s independent auditors, and Transatlantic has delivered or made available to Alleghany true and complete copies of all audit opinions related thereto for the periods beginning January 1, 2008 through the date hereof, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Transatlantic P/C Subsidiary. Except as is indicated therein, all assets that are reflected on the Transatlantic Statutory Statements comply in all material respects with all applicable Insurance Laws regulating the investments of Transatlantic P/C Subsidiaries and all applicable Insurance Laws with respect to admitted assets. The financial statements included in the Transatlantic Statutory Statements accurately reflect in all material respects the extent to which, pursuant to applicable Laws and applicable SAP, the applicable Transatlantic P/C Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept) on such Transatlantic Statutory Statements.
          (c) Transatlantic has delivered or made available to Alleghany, to the extent permitted by applicable Law, true and complete copies of all examination reports (and has notified Alleghany of any pending examinations) of any insurance regulatory authorities received by it on or after January 1, 2008 through the date hereof relating to the Transatlantic P/C Subsidiaries. Except as set forth in Section 4.25(c) of the Transatlantic Disclosure Schedule, all material deficiencies or violations noted in the examination reports have been resolved to the reasonable satisfaction of the insurance regulatory authority that noted such deficiencies or violations.
          (d) Section 4.25(d) of the Transatlantic Disclosure Schedule sets forth a true and complete list of permitted practices under SAP that are used in any of the Transatlantic Statutory Statements of any Transatlantic P/C Subsidiary.
     4.26 Agreements with Regulators. Except as required by Insurance Laws and the reinsurance licenses maintained by the Transatlantic P/C Subsidiaries or as set forth in Section 4.26 of the Transatlantic Disclosure Schedule, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on it or any of its subsidiaries or to which Transatlantic or any Transatlantic Subsidiary is a party, on the one hand, and any Insurance Regulator, on the other hand, or any Orders or directives by, or supervisory letters or cease-and-desist orders from, any Insurance Regulator, neither has Transatlantic nor any Transatlantic P/C Subsidiary adopted any board resolution at the request of any Insurance Regulator, in each case, which (a) limit the ability of Transatlantic or any Transatlantic P/C Subsidiary to issue or enter into Transatlantic Reinsurance Contracts or other material reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements; (b) require any divestiture of any investment of any Transatlantic P/C Subsidiary; (c) in any manner relate to the ability of any Transatlantic P/C Subsidiary to pay dividends; (d) require any investment of any Transatlantic P/C Subsidiary to be treated as non-admitted assets (or the local equivalent); or (e) otherwise restrict the conduct of business of Transatlantic or any Transatlantic P/C Subsidiary, nor has it been advised in writing by any Insurance Regulator that it is contemplating any such undertakings.
     4.27 Reinsurance and Retrocession.
          (a) As of the date of this Agreement, all material reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements pursuant to which any Transatlantic P/C Subsidiary is the cedent (the “Transatlantic Reinsurance Contracts”) are, and after the consummation of the transactions contemplated hereby will continue to be, valid and binding obligations of Transatlantic and the Transatlantic Subsidiaries (to the extent they are parties thereto or bound thereby) and, to Transatlantic’s knowledge, each other party thereto, in accordance with their terms and are in full force and effect, and Transatlantic and the Transatlantic Subsidiaries (to the extent they are party thereto or bound thereby) and, to Transatlantic’s knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Transatlantic Reinsurance Contract. Neither Transatlantic nor any of the Transatlantic Subsidiaries has received notice, nor does it have knowledge, of any violation or default in respect of any material obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such a violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Transatlantic Reinsurance Contract. Since January 1, 2008, (i) neither Transatlantic nor the Transatlantic Subsidiaries have received any written notice from any party to a Transatlantic Reinsurance Contract that any amount of reinsurance ceded by Transatlantic or such Transatlantic Subsidiary to such counterparty will be uncollectible or otherwise defaulted upon; (ii) to Transatlantic’s knowledge, no party to a Transatlantic Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding; (iii) to Transatlantic’s knowledge, the financial condition of any party to a Transatlantic Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated; (iv) there are no material disputes under any Transatlantic Reinsurance Contract other than disputes in the ordinary course for which adequate loss reserves have been established; and (v) Transatlantic’s relevant Transatlantic P/C Subsidiary is entitled under any applicable Law and applicable SAP to take full credit in its Transatlantic Statutory Statements for all amounts recoverable by it pursuant to any Transatlantic Reinsurance Contract and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in the Transatlantic Statutory Statements, except for such events or circumstances as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Transatlantic and its Subsidiaries, taken as a whole.
          (b) Except for such events or circumstances as have not been and would not reasonably be expected to be, individually or in the aggregate, material to Alleghany and its Subsidiaries, taken as a whole, with respect to any Transatlantic Reinsurance Contract for which a Transatlantic P/C Subsidiary as ceding insurer thereto is taking credit on its most recent Transatlantic Statutory Statements, to its knowledge, from and after January 1, 2008, (i) there has been no separate written or oral agreement between such Transatlantic P/C Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Transatlantic Reinsurance Contract, other than inuring contracts that are explicitly defined in any such Transatlantic Reinsurance Contract; (ii) for each such Transatlantic Reinsurance Contract entered into, renewed or amended on or after January 1, 2008, for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of SSAP No. 62, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment is available for review by the relevant Governmental Entities for such Transatlantic P/C Subsidiary; (iii) the Transatlantic P/C Subsidiary that is a party thereto, and to its knowledge, any other party thereto, complies and has complied from and after January 1, 2008, with any applicable requirements set forth in SSAP No. 62; and (iv) such Transatlantic P/C Subsidiary has and has had since January 1, 2008, appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.
     4.28 Rating Agency. Since December 31, 2010, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Transatlantic P/C Subsidiary or, to the knowledge of Transatlantic, stated to Transatlantic that it is considering lowering any rating assigned to any Transatlantic P/C Subsidiary or placing any Transatlantic P/C Subsidiary on an “under review” status, except as set forth in Section 4.28 of the Transatlantic Disclosure Schedule. As of the date of this Agreement, each U.S. Transatlantic P/C Subsidiary has the A.M. Best Company rating set forth in Section 4.28 of the Transatlantic Disclosure Schedule.
     4.29 Reserves.
          (a) The insurance policy reserves for claims, losses (including incurred, but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium of each Transatlantic P/C Subsidiary contained in its Transatlantic Statutory Statements (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements) and (ii) satisfied the requirements of all applicable Insurance Laws in all material respects.

          (b) Transatlantic has made available to Alleghany true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January 1, 2008, with respect to the Transatlantic P/C Subsidiaries, and all material attachments, addenda, supplements and modifications thereto. There have been no actuarial reports of a similar nature covering any Transatlantic P/C Subsidiary in respect of any period subsequent to the latest period covered in such actuarial reports. The information and data furnished by Transatlantic and the Transatlantic Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.
     4.30 Risk-Based Capital. Transatlantic has made available to Alleghany true and complete copies of all analyses and reports submitted by Transatlantic to any insurance regulatory authority during the past twenty-four (24) months relating to risk-based capital calculations (“Transatlantic Risk-Based Capital Reports”). The Transatlantic Risk-Based Capital Reports were true and accurate in all material respects at the time of submission.
     4.31 Transatlantic Insurance Business.
          (a) All underwriting, management and administration agreements entered into by any Transatlantic P/C Subsidiary are, to the extent required by Law, in forms acceptable to all applicable Insurance Regulators or have been filed with and approved by all applicable Insurance Regulators or were not objected to by any such Insurance Regulator within any period provided for objection.
          (b) Since December 31, 2010, (i) salaried employees of Transatlantic and the Transatlantic Subsidiaries and, to the knowledge of Transatlantic, each other Person, who, in each of the foregoing cases, is performing the duties of reinsurance intermediary for Transatlantic and the Transatlantic P/C Subsidiaries (collectively, “Transatlantic Agents”), at the time such Transatlantic Agent wrote, sold or produced business for or on behalf of Transatlantic or any Transatlantic P/C Subsidiary that requires a license, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Transatlantic Agent wrote, sold or produced business, and to the knowledge of Transatlantic, no Transatlantic Agent is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the writing, sale, production or solicitation of insurance or other business for or on behalf of Transatlantic or any Transatlantic P/C Subsidiary, except for such failures to be so licensed or such violations which have been cured, which have been resolved or settled through agreements with the applicable Insurance Regulator, or which are barred by an applicable statute of limitations, and (ii) each of the agency agreements and appointments between the Transatlantic Agents, including as subagents under Transatlantic’s affiliated insurance agency, and Transatlantic and any Transatlantic P/C Subsidiary, is valid and binding and in full force and effect in accordance with its terms, except as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect. As of the date of this Agreement, no Transatlantic Agent individually accounting for 1% or more of the total gross premiums of all Transatlantic P/C Subsidiaries for the year ended December 31, 2010, has notified Transatlantic or any Transatlantic P/C Subsidiary that such Transatlantic Agent will be unable in any material respect or unwilling to continue its relationship as a Transatlantic Agent with Transatlantic or any Transatlantic P/C Subsidiary within twelve (12) months after the date hereof.
     4.32 Other Transatlantic Insurance Business. Since December 31, 2010, (i) each Transatlantic Subsidiary and the salaried employees of Transatlantic and the Transatlantic Subsidiaries, who, in each of the foregoing cases, is performing the duties of insurance producer or reinsurance intermediary for any Person that is not an Affiliate of Transatlantic (collectively, “Transatlantic Insurance Intermediaries”), at the time such Transatlantic Insurance Intermediaries wrote, sold or produced business for or on behalf of any Person that is not an Affiliate of Transatlantic that requires a license, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Transatlantic Insurance Intermediary wrote, sold or produced, and to the knowledge of Transatlantic, no Transatlantic Insurance Intermediary is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the writing, sale or production for or on behalf of any Person that is not an Affiliate of Transatlantic, except for such failures to be so licensed or such violations which have been cured, which have been resolved or settled through agreements with applicable Governmental Entity, or which are barred by an applicable statute of limitations, and (ii) each of the agency agreements and appointments between the Transatlantic Insurance Intermediary and any such Person that is not an Affiliate of Transatlantic, is valid and binding and in full force and effect in accordance with its terms, except as would not, individually or in the aggregate, reasonably be expected to have a Transatlantic Material Adverse Effect.
     4.33 Rights Agreement. Prior to the execution of this Agreement, Transatlantic has amended the Rights Agreement so that (a) neither the execution, delivery, performance or approval of this Agreement or the other contracts or instruments related hereto (collectively, the “Merger Transaction Agreements”), nor the consummation, announcement, or announcement of the consummation, of the transactions contemplated hereby, including the Merger, will (i) cause the Rights to become exercisable, (ii) cause Alleghany, Merger Sub or any of their Affiliates or Associates (as such terms are defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement) or (iii) give rise to a Stock Acquisition Date, Distribution Date or Triggering Event (as such terms are defined in the Rights Agreement), (b) no party to any of the Merger Transaction Agreements shall be deemed to be the Beneficial Owner (as defined in the Rights Agreement) for purposes of the Rights Agreement of any common shares held by any other party to any such Merger Transaction Agreement solely by virtue of the approval, execution, delivery and/or the existence of any such Merger Transaction Agreement or any amendment thereof or the performance of such party’s rights and obligations under any such

Merger Transaction Agreement or any such amendment and (c) the Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. Transatlantic has made available to Alleghany a complete and correct copy of such amendment.
     4.34 No Other Representations and Warranties; Disclaimer.
          (a) Except for the representations and warranties made by Transatlantic in this Article IV, neither Transatlantic nor any other Person makes any express or implied representation or warranty with respect to Transatlantic or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Transatlantic hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Transatlantic in this Article IV, neither Transatlantic nor any other Person makes or has made any representation or warranty to Alleghany, Merger Sub or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Transatlantic, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to Alleghany, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of Transatlantic, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
          (b) Notwithstanding anything contained in this Agreement to the contrary, Transatlantic acknowledges and agrees that neither Alleghany, Merger Sub, nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Alleghany and Merger Sub in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Alleghany or Merger Sub furnished or made available to Transatlantic or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, Transatlantic acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Transatlantic or any of its Affiliates or Representatives.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including by Section 5.2 or Section 5.3 below, as applicable), except as specifically set forth in Section 5.1 of the Alleghany Disclosure Schedule or Section 5.1 of the Transatlantic Disclosure Schedule, as applicable, and except with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), each of Alleghany and Transatlantic shall, and shall cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would prohibit or materially impair or delay the ability of either Alleghany or Transatlantic to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 5.1, (i) neither party will take any action prohibited by Section 5.2 or Section 5.3, as applicable, in order to satisfy such party’s obligations under this Section 5.1 and (ii) each party shall be deemed not to have failed to satisfy its obligations under this Section 5.1 to the extent such failure resulted, directly or indirectly, from such party’s failure to take any action prohibited by Section 5.2 or Section 5.3, as applicable.
     5.2 Alleghany Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Alleghany Disclosure Schedule and except as required by Law or the rules and regulations of the SEC or the NYSE or as expressly contemplated or permitted by this Agreement, Alleghany will not, and will not permit any of the Alleghany Subsidiaries to, without the prior written consent of Transatlantic (which shall not be unreasonably withheld, conditioned or delayed):
          (a) amend its Organizational Documents (whether by merger, consolidation or otherwise); provided, however, that the Organizational Documents of the Alleghany Subsidiaries may be amended as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Transatlantic and the Transatlantic Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by this Agreement;
          (b) (i) split, combine or reclassify any shares of its capital stock, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, or in lieu of or in substitution for, shares of its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except dividends paid by a direct or indirect Subsidiary of Alleghany to Alleghany or to any of Alleghany’s other direct or indirect Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of Alleghany’s (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of Alleghany’s (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by Alleghany or any Subsidiary of Alleghany of share capital or such other securities, as the case may be, of any Subsidiary of Alleghany;

          (c) (i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any shares of Alleghany Common Stock, Equity Equivalents or capital stock of any Alleghany Subsidiary, other than the issuance of (A) any shares of Alleghany Common Stock upon the exercise of Alleghany Stock-Based Awards that are outstanding on the date of this Agreement in accordance with the terms of the Alleghany Stock Plans on the date of this Agreement and (B) any capital stock of any Alleghany Subsidiary to Alleghany or any other Alleghany Subsidiary or (ii) amend any term of any shares of Alleghany Common Stock or Equity Equivalent (in each case, whether by merger, consolidation or otherwise);
          (d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for any capital expenditures not to exceed $10,000,000 individually or $25,000,000 in the aggregate;
          (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies, equipment and investment securities or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business of Alleghany and its Subsidiaries in a manner that is consistent with past practice and/or (ii) acquisitions with a purchase price net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;
          (f) sell, lease, sublease, exchange or otherwise transfer, or create or incur any Lien, other than a Permitted Lien, on, any of Alleghany’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing, other than (i) in bona fide transactions, on arm’s-length terms in the ordinary course of business consistent with past practice, including in respect of letter of credit facilities and/or (ii) other sales of assets, securities, properties, interests or businesses with a sale price or carrying value net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;
          (g) other than in connection with actions permitted by Section 5.2(d) or Section 5.2(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, Alleghany and any Subsidiaries of Alleghany;
          (h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit) in excess of $5,000,000, other than (i) in replacement of existing or maturing debt, (ii) guarantees relating to business written by any wholly owned Subsidiary (whether directly or indirectly) of Alleghany in the ordinary course of Alleghany’s and its Subsidiaries’ insurance or reinsurance business consistent with past practice, (iii) indebtedness of Alleghany or any of its Subsidiaries owed to Alleghany or any of its Subsidiaries and guarantees of indebtedness for borrowed money of Alleghany or any of its Subsidiaries by Alleghany or any of its Subsidiaries and (iv) draw-downs pursuant to existing credit facilities and letters of credit in support of Alleghany’s and its Subsidiaries’ insurance or reinsurance business consistent with past practice;
          (i) (i) with respect to any director, officer or employee of Alleghany or any of its Subsidiaries whose annual base salary exceeds $275,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, or (iv) increase compensation, bonus or other benefits payable to any employee of Alleghany or any of its Subsidiaries, except, with respect to any director, officer or employee of Alleghany or any of its Subsidiaries whose annual base salary does not exceed $275,000, for increases in the ordinary course of business consistent with past practice;
          (j) change Alleghany’s methods of accounting, except as required by concurrent changes in GAAP or SAP, as agreed to by its independent public accountants;
          (k) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against Alleghany or any of its Subsidiaries, except (i) where the amount paid in settlement or compromise, in each case, does not exceed $5,000,000, (ii) arising from ordinary course claims for insurance or reinsurance (but excluding material litigation relating to such claims) that are handled pursuant to Alleghany’s normal claims handling process consistent with past practice or (iii) where the amount paid in settlement does not exceed the amount reserved for such claim in the financial statements set forth in the Alleghany SEC Documents;
          (l) (i) make or change any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

          (m) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Alleghany Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Alleghany Material Contract, or enter into any Contract or agreement that would have been an Alleghany Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;
          (n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Alleghany or any material Alleghany Subsidiary (other than the Merger);
          (o) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and
          (p) agree, resolve or commit to (i) do any action restricted by this Section 5.2 or (ii) accept any restriction that would prevent Alleghany or any of its Subsidiaries from taking any action required by this Section 5.2.
     5.3 Transatlantic Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Transatlantic Disclosure Schedule and except as required by Law or the rules and regulations of the SEC or the NYSE or as expressly contemplated or permitted by this Agreement, Transatlantic will not, and will not permit any of the Transatlantic Subsidiaries to, without the prior written consent of Alleghany (which shall not be unreasonably withheld, conditioned or delayed):
          (a) amend its Organizational Documents (whether by merger, consolidation or otherwise) or amend or waive any provision of the Rights Agreement; provided, however, that the Organizational Documents of the Transatlantic Subsidiaries may be amended as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Alleghany and the Alleghany Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by this Agreement;
          (b) (i) split, combine or reclassify any shares of its capital stock, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, or in lieu of or in substitution for, shares of its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except dividends paid by a direct or indirect Subsidiary of Transatlantic to Transatlantic or to any of Transatlantic’s other direct or indirect Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of Transatlantic’s (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of Transatlantic’s (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by Transatlantic or any Subsidiary of Transatlantic of share capital or such other securities, as the case may be, of any Subsidiary of Transatlantic;
          (c) (i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any shares of any Transatlantic Common Stock, Equity Equivalents or capital stock of any Transatlantic Subsidiary, other than the issuance of (A) any shares of Transatlantic Common Stock upon the exercise of Transatlantic Stock-Based Awards that are outstanding on the date of this Agreement in accordance with the terms of Transatlantic Stock Plans on the date of this Agreement and (B) any capital stock of any Transatlantic Subsidiary to Transatlantic or any other Subsidiary of Transatlantic or (ii) amend any term of any Transatlantic Common Stock or Equity Equivalent (in each case, whether by merger, consolidation or otherwise);
          (d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 5.3(d) of the Transatlantic Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $2,500,000 in the aggregate;
          (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies, equipment and investment securities or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business of Transatlantic and its Subsidiaries in a manner that is consistent with past practice and/or (ii) acquisitions with a purchase price net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;
          (f) sell, lease, sublease, exchange or otherwise transfer, or create or incur any Lien, other than a Permitted Lien, on, any of Transatlantic’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing other than (i) in bona fide transactions, on arm’s-length terms in the ordinary course of business consistent with past practice, including in respect of letter of credit facilities and/or (ii) other sales of assets, securities, properties, interests or businesses with a sale price or carrying value net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

          (g) other than in connection with actions permitted by Section 5.3(d) or Section 5.3(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, Transatlantic and any Subsidiaries of Transatlantic;
          (h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit) in excess of $5,000,000, other than (i) in replacement of existing or maturing debt, (ii) guarantees relating to business written by any wholly owned Subsidiary (whether directly or indirectly) of Transatlantic in the ordinary course of Transatlantic’s and its Subsidiaries’ reinsurance business consistent with past practice, (iii) indebtedness of Transatlantic or any of its Subsidiaries owed to Transatlantic or any of its Subsidiaries and guarantees of indebtedness for borrowed money of Transatlantic or any of its Subsidiaries by Transatlantic or any of its Subsidiaries and (iv) draw-downs pursuant to existing credit facilities and letters of credit in support of Transatlantic’s and its Subsidiaries’ reinsurance business consistent with past practice;
          (i) (i) with respect to any director, officer or employee of Transatlantic or any of its Subsidiaries whose annual base salary exceeds $275,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, (iv) increase compensation, bonus or other benefits payable to any employee of Transatlantic or any of its Subsidiaries, except, with respect to any director, officer or employee of Transatlantic or any of its Subsidiaries whose annual base salary does not exceed $275,000, for increases in the ordinary course of business consistent with past practice, or (v) pay or grant any incentive compensation or awards, other than the payment of cash bonuses in respect of the 2011 performance period not to exceed $24,000,000 in the aggregate;
          (j) change Transatlantic’s methods of accounting, except as required by concurrent changes in GAAP or SAP, as agreed to by its independent public accountants;
          (k) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against Transatlantic or any of its Subsidiaries, except (i) where the amount paid in settlement or compromise, in each case, does not exceed $5,000,000, (ii) arising from ordinary course claims for reinsurance (but excluding material litigation relating to such claims) that are handled pursuant to Transatlantic’s normal claims handling process consistent with past practice or (iii) where the amount paid in settlement does not exceed the amount reserved for such claim in the financial statements set forth in the Transatlantic SEC Documents;
          (l) (i) make or change any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
          (m) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Transatlantic Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Transatlantic Material Contract, or enter into any Contract or agreement that would have been a Transatlantic Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;
          (n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Transatlantic or any material Transatlantic Subsidiary (other than the Merger);
          (o) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and
          (p) agree, resolve or commit to (i) do any action restricted by this Section 5.3 or (ii) accept any restriction that would prevent Transatlantic or any of its Subsidiaries from taking any action required by this Section 5.3.
     5.4 Control of Other Party’s Business. Nothing contained in this Agreement will give Alleghany, directly or indirectly, the right to control Transatlantic or any of the Transatlantic Subsidiaries or direct the business or operations of Transatlantic or any of the Transatlantic Subsidiaries prior to the Effective Time. Nothing contained in this Agreement will give Transatlantic, directly or indirectly, the right to control Alleghany or any of the Alleghany Subsidiaries or direct the business or operations of Alleghany or any of the Alleghany Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Alleghany and Transatlantic will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Transatlantic or Alleghany in violation of any applicable Law.

     5.5 No Solicitation.
          (a) Alleghany shall not, and shall cause the Alleghany Subsidiaries and each officer or director of Alleghany or any Alleghany Subsidiary not to, and shall use its reasonable best efforts to cause each controlled Affiliate and any employee, agent, consultant or representative (including any financial or legal advisor or other representative) of Alleghany, any of the Alleghany Subsidiaries or any such controlled Affiliate not to, and on becoming aware of it, shall use its best efforts to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding, or that would reasonably be expected to lead to, any merger, share exchange, amalgamation, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving Alleghany or any of the Alleghany Subsidiaries that, if consummated, would constitute a Competing Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alleghany Acquisition Proposal”), (ii) solicit, initiate, knowingly encourage or participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with, or knowingly facilitate in any way any effort by, any Person in connection with, any Alleghany Acquisition Proposal or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement regarding, or that is intended to result in, or would reasonably be expected to lead to, any Alleghany Acquisition Proposal (an “Alleghany Acquisition Agreement”).
          (b) Transatlantic shall not, and shall cause the Transatlantic Subsidiaries and each officer or director of Transatlantic or any Transatlantic Subsidiary not to, and shall use its reasonable best efforts to cause each controlled Affiliate and any employee, agent, consultant or representative (including any financial or legal advisor or other representative) of Transatlantic, any of the Transatlantic Subsidiaries or any such controlled Affiliate not to, and on becoming aware of it, shall use its best efforts to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information or by amending, or granting any waiver under, the Rights Agreement, as applicable) or take any other action designed to facilitate any inquiries or proposals regarding, or that would reasonably be expected to lead to, any merger, share exchange, amalgamation, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving Transatlantic or any of the Transatlantic Subsidiaries that, if consummated, would constitute a Competing Transaction (any of the foregoing inquiries or proposals being referred to herein as a “Transatlantic Acquisition Proposal” and, together with any Alleghany Acquisition Proposal, each an “Acquisition Proposal”), (ii) solicit, initiate, knowingly encourage or participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with, or knowingly facilitate in any way any effort by, any Person in connection with, any Transatlantic Acquisition Proposal or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement regarding, or that is intended to result in, or would reasonably be expected to lead to, any Transatlantic Acquisition Proposal (a “Transatlantic Acquisition Agreement”).
          (c) As used in this Agreement, “Competing Transaction” means, with respect to Alleghany or Transatlantic, as the case may be (for this purpose, the “Target Party”), any of (i) a transaction, including any tender offer, exchange offer or share exchange, pursuant to which any third Person (or group) other than the other party to this Agreement (the “Non-Target Party”) or such third Person’s Affiliates, or the stockholders of such third Person, directly or indirectly, acquires or would acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of the outstanding shares of common stock of the Target Party or of the outstanding voting power of the Target Party (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing such voting power), whether from the Target Party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, amalgamation, consolidation or business combination pursuant to which any third Person or group of Persons (other than the Non-Target Party or its Affiliates) party thereto, or the stockholders of such third Person or Persons, beneficially owns or would beneficially own 10% or more of the outstanding shares of common stock or the outstanding voting power of the Target Party, or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof, (iii) a recapitalization of Target Party or any of its Subsidiaries or any transaction similar to a transaction referred to in clause (ii) involving the Target Party or any of its Subsidiaries pursuant to which any third Person or group of Persons (other than the Non-Target Party or its Affiliates) party thereto, or its stockholders, beneficially owns or would beneficially own 10% or more of the outstanding shares of common stock or the outstanding voting power of the Target Party or such Subsidiary or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof or (iv) any transaction pursuant to which any third Person or group of Persons (other than the Non-Target Party or its Affiliates) directly or indirectly (including by way of merger, consolidation, share exchange, amalgamation, other business combination, partnership, joint venture or otherwise) acquires or would acquire control of assets (including for this purpose the equity securities of, or other ownership interest in, Subsidiaries of the Target Party and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Target Party) of the Target Party or any of its Subsidiaries representing 10% or more of consolidated revenues, net income, or EBITDA for the last 12 full calendar months or the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that no transaction involving solely the acquisition of capital stock or assets of any Alleghany Subsidiary by Alleghany, or of any Transatlantic Subsidiary by Transatlantic, will be deemed to be a Competing Transaction. Wherever the term “group” is used in this Agreement, it is used as defined in Rule 13d-3 under the Exchange Act.
          (d) The Target Party shall notify the Non-Target Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any inquiry or request for non-public information relating to the Target Party or any of its Subsidiaries or for access to the properties, books or records of the Target Party or any of its Subsidiaries by any Person that is reasonably likely to lead to or contemplate an Acquisition Proposal. Such notice to the Non-Target Party shall be made orally and in writing and shall indicate the identity of the Person or Persons making the Acquisition Proposal or inquiry or requesting non-public information or access to the properties, books or records of the Target Party or any of its Subsidiaries, and a copy of the Acquisition Proposal or, if not in writing, a written summary in reasonable detail of the material terms of any such Acquisition Proposal, inquiry or request or modification or amendment to an Acquisition Proposal. The Target Party shall (i) keep the Non-Target Party fully informed, on a current basis, of any material changes in the status of, and any material changes or modifications in the terms of, any such Acquisition Proposal, inquiry or request and, if requested by the Non-Target Party, counsel for the Target Party shall consult with counsel for the Non-Target Party once per day, at mutually agreeable times, regarding such status and any such changes or modifications, and (ii) provide to the Non-Target Party as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Target Party from any third party in connection with any Acquisition Proposal, or sent or provided by the Target Party to any third party in connection with any Acquisition Proposal; provided, however, that any material written material or material correspondence shall be sent or provided pursuant to clause (ii) within 24 hours after receipt or delivery thereof. Neither Alleghany nor Transatlantic shall enter into any agreement on or after the date hereof that would prevent such party from providing any information required by this Section 5.5 to the other party.
          (e) Notwithstanding anything to the contrary in this Section 5.5, at any time prior to obtaining the Alleghany Requisite Stockholder Vote or the Transatlantic Requisite Stockholder Vote, as applicable, the Target Party may furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, and only with, a Person (and its representatives) who has made a bona fide written Acquisition Proposal that was not solicited on or after the date of this Agreement and that did not otherwise result from a breach of Section 5.5(a) or Section 5.5(b), as applicable, if the Target Party’s Board of Directors (the “Target Board”) has (i) determined in good faith (after consultation with its outside legal counsel and financial advisor or advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to enter into discussions regarding the Acquisition Proposal would result in a breach of its fiduciary duties under applicable Law, (ii) provided at least three Business Days’ notice to the Non-Target Party of its intent to furnish information to or enter into discussions with such Person in accordance with this Section 5.5(e), and (iii) obtained from such Person an executed confidentiality agreement containing terms that are determined in good faith by the Target Party to be substantially similar to and not less favorable to the Target Party, in the aggregate, than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements (x) need not include a standstill or similar provision and (y) shall not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting the Target Party from satisfying its obligations under this Agreement). Unless such information has been previously provided to the Non-Target Party, all information that is provided by the Target Party to the Person making such Acquisition Proposal shall be provided to the Non-Target Party. During the three Business Day period set forth in clause (ii), the Non Target Party shall have the right to make a presentation to the Target Board.
          (f) As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal made by a third Person (or group of Persons) (and not obtained in breach of this Agreement, including, without limitation, this Section 5.5) to consummate a merger, amalgamation, consolidation, business combination or other similar transaction involving the Target Party pursuant to which such third Person would acquire beneficial ownership of more than 50% of the outstanding shares of common stock of, or more than 50% of the outstanding voting power of, the Target Party, any surviving entity or the parent entity resulting from any such transaction immediately upon consummation thereof that the Target Board (after consultation with its outside legal counsel and its financial advisor or advisors) determines in good faith to be more favorable to the Target Party’s stockholders than the Merger, taking into account all relevant factors, including value and other financial considerations, legal and regulatory considerations and any conditions to, and expected timing and risks of, completion, as well as any changes to the terms of the Merger proposed by the Non-Target Party in response to such Superior Proposal.
          (g) Except as permitted by this Section 5.5(g), neither the Target Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to the Non-Target Party) the approval, recommendation or declaration of advisability by the Target Board or any such committee of this Agreement and the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or (C) resolve, agree or publicly propose to take any such actions (each such action set forth in this Section 5.5(g)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit the Target Party to enter into, or resolve, agree or propose publicly to do so with respect to, any Alleghany Acquisition Agreement (in the case of Alleghany) or Transatlantic Acquisition Agreement (in the case of Transatlantic) (other than a confidentiality agreement as referred to in Section 5.5(e)). Notwithstanding anything to the contrary in this

Section 5.5, at any time prior to obtaining the Alleghany Requisite Stockholder Vote (in the case of Alleghany) or the Transatlantic Requisite Stockholder Vote (in the case of Transatlantic) the Target Board may, if the Target Board determines in good faith that the failure to do so would result in a breach of its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Non-Target Party pursuant to this Section 5.5(g), make an Adverse Recommendation Change; provided, however, that the Target Party may not make an Adverse Recommendation Change, unless (1) the Target Party promptly notifies the Non-Target Party in writing at least three Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making any Acquisition Proposal, and contemporaneously furnishing a copy of any relevant Alleghany Acquisition Agreement (in the case of Alleghany) or Transatlantic Acquisition Agreement (in the case of Transatlantic) and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Acquisition Proposal shall require a new written notice by the Target Party and a new three Business Day-period) and (2) prior to the expiration of such three Business Day-period, in the case of an Acquisition Proposal, the Non-Target Party does not make a proposal to adjust the terms and conditions of this Agreement that the Target Board determines in good faith to be at least as favorable as the Acquisition Proposal after giving effect to, among other things, the payment of any fees set forth in Section 6.6, such that the Target Board determines such action is no longer required by its fiduciary duties to the stockholders of the Target Party under applicable Law. During the three Business Day-period prior to its effecting an Adverse Recommendation Change, the Target Party shall, and shall cause its financial and legal advisors to, negotiate with the Non-Target Party in good faith (to the extent the Non-Target Party seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Non-Target Party. Notwithstanding any Adverse Change of Recommendation by Alleghany or Transatlantic, this Agreement shall be submitted to the stockholders of Alleghany (at the Alleghany Stockholders Meeting) or to the stockholders of Transatlantic (at the Transatlantic Stockholders Meeting), as applicable, for the purpose of obtaining the Alleghany Requisite Stockholder Vote or the Transatlantic Requisite Stockholder Vote, as applicable, and nothing contain herein shall be deemed to relieve Alleghany or Transatlantic, as applicable, of such obligation; provided, however that if either the Alleghany Board or the Transatlantic Board shall have effected an Adverse Recommendation Change, then such board of directors may submit the proposals required to be approved to obtain the Alleghany Requisite Stockholder Vote or the Transatlantic Requisite Stockholder Vote, as the case may be, without recommendation (although the resolutions adopting this Agreement or the approving the Merger or the Stock Issuance, as the case may be, as of the date hereof may not be rescinded), in which event such board of directors may communicate the basis for its lack of a recommendation to its stockholders in the Form S-4 and/or Joint Proxy Statement/Prospectus, as applicable, or an appropriate amendment or supplement thereto to the extent required by applicable Law. The Target Party shall not submit to the vote of its stockholders any Acquisition Proposal, or, except as permitted herein, propose to do so.
          (h) (i) Nothing contained in this Section 5.5 shall prohibit the Target Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the Alleghany Board or the Transatlantic Board may determine (after consultation with counsel) that it or Alleghany or Transatlantic, as applicable, is required to make under applicable Law shall constitute a violation of this Agreement; provided, however, that in any event neither the Alleghany Board nor the Transatlantic Board shall make an Adverse Recommendation Change except in accordance with Section 5.5(g). Any disclosure by the Target Party relating to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change by the Target Party, unless the Target Board reaffirms its recommendation and declaration of advisability with respect to this Agreement in such disclosure.
          (i) Each of Alleghany and Transatlantic and their respective Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other party to this Agreement) conducted heretofore with respect to any Acquisition Proposal, and shall use reasonable best efforts to cause all Persons, other than the other party hereto, who have been furnished confidential information regarding such party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date of this Agreement promptly to return or destroy such information. Each of Alleghany and Transatlantic and their respective Subsidiaries will strictly enforce any confidentiality, standstill or similar agreement to which it is a party to, or a beneficiary of, and will not waive or amend any provision of any such agreement.
          (j) It is understood that any violation of the restrictions set forth in this Section 5.5 by any director, officer, employee, controlled Affiliate, agent or representative (including financial or legal advisor or other retained representative) of either party or any of its Subsidiaries or controlled Affiliates shall be deemed to be a breach of this Section 5.5 by such party.

ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.
          (a) Transatlantic and Alleghany shall jointly prepare and shall use their reasonable best efforts to cause to be filed with the SEC, as promptly as practicable, and in no event later than 20 Business Days following the date of this Agreement, a joint proxy statement and the Form S-4, in which the joint proxy statement will be included as a prospectus (the “Joint Proxy Statement/Prospectus”), and each of Transatlantic and Alleghany shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Alleghany and Transatlantic shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. The Form S-4 and Joint Proxy Statement/Prospectus shall include all information reasonably requested by such other party to be included therein. Each of Alleghany and Transatlantic shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus and shall provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand. Each of Alleghany and Transatlantic shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Alleghany and Transatlantic (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other. Each of Alleghany and Transatlantic shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of shares of Alleghany Common Stock constituting Merger Consideration for offering or sale in any jurisdiction, and each of Alleghany and Transatlantic shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Alleghany shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger, the issuance of the Merger Consideration and the issuance of shares of Alleghany Common Stock under the Transatlantic Stock Plans. Transatlantic shall furnish all information concerning Transatlantic and the holders of the Transatlantic Common Stock and rights to acquire Transatlantic Common Stock pursuant to the Transatlantic Stock Plans as may be reasonably requested in connection with any such action.
          (b) If, prior to the Effective Time, any event occurs with respect to Transatlantic or any Transatlantic Subsidiary, or any change occurs with respect to other information supplied by Transatlantic for inclusion in the Joint Proxy Statement/Prospectus or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4, Transatlantic shall promptly notify Alleghany of such event, and Transatlantic and Alleghany shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Transatlantic’s stockholders and Alleghany’s stockholders. Nothing in this Section 6.1(b) shall limit the obligations of any party under Section 6.1(a).
          (c) If, prior to the Effective Time, any event occurs with respect to Alleghany or any Alleghany Subsidiary, or any change occurs with respect to other information supplied by Alleghany for inclusion in the Joint Proxy Statement/Prospectus or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4, Alleghany shall promptly notify Transatlantic of such event, and Alleghany and Transatlantic shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Transatlantic’s stockholders and Alleghany’s stockholders. Nothing in this Section 6.1(c) shall limit the obligations of any party under Section 6.1(a).
          (d) Transatlantic shall, as soon as practicable, but in no event more than five (5) Business Days, following the effectiveness of the Form S-4 under the Securities Act, duly call, give notice of, and as soon as practicable convene and hold the Transatlantic Stockholders Meeting, which shall be held concurrently with the Alleghany Stockholders Meeting; provided, however, for the avoidance of doubt, Transatlantic may postpone or adjourn the Transatlantic Stockholders Meeting to a date that is no later than 30 days after the date on which the original Transatlantic Stockholders Meeting was scheduled to be held (i) with the consent of Alleghany; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Transatlantic Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Transatlantic’s stockholders prior to the Transatlantic Stockholders Meeting; (iv) to allow reasonable additional time to solicit additional proxies; (v) if required by applicable Law; or (vi) if Transatlantic intends to make an Adverse Recommendation Change in accordance with Section 5.5(g). Transatlantic shall use its reasonable best efforts to (i) cause the Joint Proxy Statement/Prospectus to be mailed to

Transatlantic’s stockholders and to hold the Transatlantic Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and (ii) solicit the Transatlantic Requisite Stockholder Vote. Transatlantic shall, through the Transatlantic Board, recommend to its stockholders that they give the Transatlantic Requisite Stockholder Vote and shall include such recommendation in the Joint Proxy Statement/Prospectus, except to the extent that the Transatlantic Board shall have made an Adverse Recommendation Change as permitted by Section 5.5(g). Transatlantic agrees that its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Transatlantic of any Competing Transaction or by the making of any Adverse Recommendation Change by the Transatlantic Board.
          (e) Alleghany shall, as soon as practicable, but in no event more than five (5) Business Days, following the effectiveness of the Form S-4 under the Securities Act, duly call, give notice of, and as soon as practicable convene and hold the Alleghany Stockholders Meeting, which shall be held concurrently with the Transatlantic Stockholders Meeting; provided, however, for the avoidance of doubt, Alleghany may postpone or adjourn the Alleghany Stockholders Meeting to a date that is no later than 30 days after the date on which the original Alleghany Stockholders Meeting was scheduled to be held (i) with the consent of Transatlantic; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Alleghany Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Alleghany’s stockholders prior to the Alleghany Stockholders Meeting; (iv) to allow reasonable additional time to solicit additional proxies; (v) if required by applicable Law; or (vi) if Alleghany intends to make an Adverse Recommendation Change in accordance with Section 5.5(g). Alleghany shall use its reasonable best efforts to (i) cause the Joint Proxy Statement/Prospectus to be mailed to Alleghany’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the Alleghany Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (ii) solicit the Alleghany Requisite Stockholder Vote. Alleghany shall, through the Alleghany Board, recommend to its stockholders that they give the Alleghany Requisite Stockholder Vote and shall include such recommendation in the Joint Proxy Statement/Prospectus, except to the extent that the Alleghany Board shall have made an Adverse Recommendation Change as permitted by Section 5.5(g). Alleghany agrees that its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Alleghany of any Competing Transaction or the making of any Adverse Recommendation Change by the Alleghany Board.
     6.2 Access to Information; Confidentiality. Upon reasonable notice and subject to applicable Law, each of Transatlantic and Alleghany shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, each of Transatlantic and Alleghany shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or Insurance Laws (other than such documents that such party is not permitted to disclose under applicable Law) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided that the withholding party shall use commercially reasonable efforts to obtain the required consent of such third party to provide such access or disclosure), (ii) the disclosure of which would violate any Law or fiduciary duty (provided that the withholding party shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (iii) that is subject to any attorney-client privilege (provided that the withholding party shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege). Without limiting the generality of the foregoing, each of Alleghany and Transatlantic shall, within two Business Days of a request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act. All information exchanged pursuant to this Section 6.2 shall be subject to the confidentiality agreement, dated September 29, 2011, and amended as of November 7, 2011, between Alleghany and Transatlantic (as supplemented and amended from time to time, the “Confidentiality Agreement”). No investigation pursuant to this Section 6.2 or information provided, made available or delivered to Transatlantic or Alleghany pursuant to this Section 6.2 or otherwise shall affect any representations or warranties of Alleghany or Transatlantic or conditions or rights of Alleghany or Transatlantic contained in this Agreement.
     6.3 Required Actions.
          (a) Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, that nothing in this Section 6.3 shall prohibit either party from taking any action expressly contemplated by Section 5.5.

          (b) In connection with and without limiting Section 6.3(a), subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all third parties and Governmental Entities, including those required to satisfy the conditions set forth in Section 7.1(d) and Section 7.1(f), so as to enable the Closing to occur as soon as reasonably practicable. To the extent necessary in order to accomplish the foregoing, Alleghany and Transatlantic shall jointly propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the holding separate, sale, divestiture or any other disposition of, or prohibition or limitation on, (A) the ownership or operation by Alleghany, Transatlantic or any of their respective Subsidiaries of any portion of the business, properties or assets of Alleghany, Transatlantic or any of their respective Subsidiaries, (B) the ability of Alleghany to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Alleghany Subsidiaries or Transatlantic or the Transatlantic Subsidiaries, including the right to vote, or (C) Alleghany or any of its Subsidiaries effectively controlling the business or operations of Alleghany and the Alleghany Subsidiaries or Transatlantic and the Transatlantic Subsidiaries; provided, however, that neither Transatlantic nor Alleghany shall be required pursuant to this Section 6.3(b) to propose, negotiate, commit to or effect any action that is not conditioned upon the consummation of the Merger. If the actions taken by Transatlantic and Alleghany pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 7.1(d) and Section 7.1(f) being satisfied, then each of Transatlantic and Alleghany shall jointly (to the extent practicable) initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action or proceeding by any Governmental Entity or other Person to challenge, prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement and (ii) take such action as is necessary to overturn any regulatory action or proceeding by any Governmental Entity or other Person to challenge or block, in whole or in part, consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity or other Person in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Injunction or other prohibition resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.1(d) or Section 7.1(f) not to be satisfied, provided that Transatlantic and Alleghany shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing.
          (c) In connection with and without limiting the generality of the foregoing, each of Transatlantic and Alleghany shall:
               (i) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement (but in any event, with respect to clause (A) below, within fifteen (15) Business Days following the date of this Agreement), (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger and (B) all other registrations, declarations, notices and filings relating to the Merger with any other Governmental Entities required or advisable under any other Antitrust Laws, including in those jurisdictions set forth in Section 7.1(d) of the Alleghany Disclosure Schedule and Section 7.1(d) of the Transatlantic Disclosure Schedule under the heading “Antitrust Approvals”;
               (ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.3(b);
               (iii) keep the other apprised of the status of its filings, registrations and submissions with any Governmental Entity and give the other reasonable prior notice of any such filing, registration, notice or submission, and of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.3(b)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with, any such filing, registration, notice, submission or communication;
               (iv) respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable Antitrust Laws for additional information or documentation;
               (v) without limiting the generality of Section 6.3(c)(iv), (A) use its reasonable best efforts to achieve Substantial Compliance as promptly as practicable with any request for additional information or documentary material issued by a Governmental Entity under 15 U.S.C. § 18a(e) in conjunction with the transactions contemplated by this Agreement (a “Second Request”), (B) certify Substantial Compliance with any Second Request as promptly as practicable after the date of such Second Request, (C) take all actions necessary to assert, defend and support its certification of Substantial Compliance with such Second Request and (D) not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of the other parties hereto, which consent may be withheld in the sole discretion of the non-requesting party; and
               (vi) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.3(c)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity, and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger.
          (d) Transatlantic shall give prompt notice to Alleghany, and Alleghany shall give prompt notice to Transatlantic, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, that a failure to comply with this Section 6.3(d) will not constitute the failure of any condition set forth in Article VII to be satisfied, unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.
          (e) Immediately following the execution and delivery of this Agreement by each of the parties hereto, Alleghany, as sole member of Merger Sub, will adopt this Agreement.
          (f) Each of Transatlantic and Alleghany shall use its reasonable best efforts to cause the shares of Alleghany Common Stock which constitute Merger Consideration to be listed on the NYSE as of the Effective Time.
     6.4 Actions with Respect to Certain Existing Indebtedness. To the extent required pursuant to the terms of the Surviving Company Indenture (as defined below), concurrently with the Closing, Alleghany shall cause the Surviving Company to (i) execute a supplemental indenture (the “Supplemental Indenture”) pursuant to Section 901(1) of that certain Indenture, dated as of December 14, 2005, between Transatlantic and The Bank of New York, as supplemented by the First Supplemental Indenture, dated as of December 14, 2005, between Transatlantic and The Bank of New York and the Second Supplemental Indenture, dated as of November 23, 2009, between Transatlantic and The Bank of New York Mellon (as supplemented, the “Surviving Company Indenture”) and (ii) comply with the applicable provisions of the Surviving Company Indenture, including the delivery of any opinion of counsel required thereunder.
     6.5 Indemnification and Directors and Officers Insurance.
          (a) Alleghany agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Transatlantic and the Transatlantic Subsidiaries (each, an “Indemnified Party”) shall be assumed by Alleghany and shall survive the Merger and continue in full force and effect in accordance with their terms.
          (b) At or prior to the Effective Time, Alleghany shall purchase a “tail” directors’ and officers’ liability insurance policy for Transatlantic, the Transatlantic Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Transatlantic, in a form reasonably acceptable to Transatlantic, that shall provide Transatlantic, the Transatlantic Subsidiaries and such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Transatlantic; provided, however, that in no event shall Alleghany be required to expend for such policy an amount in excess of 250% of the annual aggregate premiums currently paid by Alleghany for such insurance (the “Maximum Premium”). Alleghany shall maintain such policy in full force and effect, and continue to honor the obligations thereunder. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Alleghany will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.
          (c) The provisions of this Section 6.5 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives. Alleghany shall pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.5 (subject to reimbursement if the Indemnified Party is subsequently determined not to be entitled to indemnification under Section 6.5(a)).
          (d) If Alleghany or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Alleghany, as the case may be, will assume the obligations set forth in this Section 6.5.

     6.6 Fees and Expenses.
          (a) Except as provided in this Section 6.6, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense; provided, however, that Alleghany and Transatlantic shall share equally (i) all fees and expenses in relation to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement/Prospectus and (ii) any filing fees required in connection with the Merger pursuant to the HSR Act or any other Antitrust Law, other than, in the case of clause (i) or clause (ii), attorneys’ and accountants’ and expert fees and other costs and expenses.
          (b) In the event that this Agreement is terminated:
               (i) by Alleghany pursuant to Section 8.1(f); or
               (ii) by Transatlantic pursuant to Section 8.1(g),
then, the non-terminating party shall reimburse the terminating party for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of such terminating party in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, up to a maximum amount of $35,000,000 (the “Expense Reimbursement”); provided that in the event this Agreement is terminated by Alleghany pursuant to Section 8.1(f) on account of a breach of Section 5.5 or Section 6.1(d) or by Transatlantic pursuant to Section 8.1(g) on account of a breach of Section 5.5 or Section 6.1(e), then the non-terminating party shall, in addition to the Expense Reimbursement, pay the terminating party a fee equal to the Alternate Termination Fee; provided, further that the payment by either party of the Expense Reimbursement and/or the Alternate Termination Fee pursuant to this Section 6.6(b) shall not relieve such party of any subsequent obligation to pay any fees pursuant to Section 6.6(e)(iv) or Section 6.6(f)(iv), as applicable, except to the extent set-off of such amount is permitted as indicated in the last sentence of Section 6.6(e) or Section 6.6(f), as applicable. The fees provided for in this Section 6.6(b) shall be paid by wire transfer of same day funds to an account designated by the recipient thereof within two (2) Business Days after such termination.
          (c) In the event that this Agreement is terminated by Transatlantic or Alleghany pursuant to Section 8.1(d), then, Transatlantic will pay Alleghany (x) a fee equal to $35,000,000 (the “Alternate Termination Fee”) and (y) the Expense Reimbursement, by wire transfer of same day funds to an account designated by Alleghany, within two (2) Business Days after such termination; provided that (i) if Transatlantic or Alleghany shall have the right to terminate this Agreement pursuant to Section 8.1(c), no such Alternate Termination Fee or Expense Reimbursement shall be due or payable and (ii) the payment by Transatlantic of the Alternate Termination Fee or Expense Reimbursement pursuant to this Section 6.6(c) shall not relieve Transatlantic of any subsequent obligation to pay the Termination Fee pursuant to Section 6.6(e)(ii), except to the extent set off of such amounts is permitted as indicated in the last sentence of Section 6.6(e).
          (d) In the event that this Agreement is terminated by Transatlantic or Alleghany pursuant to Section 8.1(c), then, Alleghany will pay Transatlantic (x) the Alternate Termination Fee and (y) the Expense Reimbursement, by wire transfer of same day funds to an account designated by Transatlantic, within two (2) Business Days after such termination; provided that (i) if Transatlantic or Alleghany shall have the right to terminate this Agreement pursuant to Section 8.1(d), no such Alternate Termination Fee or Expense Reimbursement shall be due or payable and (ii) the payment by Alleghany of the Alternate Termination Fee or Expense Reimbursement pursuant to this Section 6.6(d) shall not relieve Alleghany of any subsequent obligation to pay the Termination Fee pursuant to Section 6.6(f)(ii), except to the extent set off of such amounts is permitted as indicated in the last sentence of Section 6.6(f).
          (e) In the event that this Agreement is terminated:
               (i) by Alleghany pursuant to Section 8.1(h);
               (ii) by Transatlantic or Alleghany pursuant to Section 8.1(d) and (x) a proposal for a Competing Transaction has been made to Transatlantic or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the Transatlantic Stockholders Meeting, and (y) within twelve (12) months after such termination, Transatlantic or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated, which, in each case, need not be the Competing Transaction that shall have been made, publicly announced or publicly made known prior to termination hereof; provided, however, for purposes of this clause (ii), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 50%;

               (iii) by Transatlantic or Alleghany pursuant to Section 8.1(e) and (x) a proposal for a Competing Transaction has been made to Transatlantic or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the End Date, (y) the Transatlantic Stockholders Meeting did not occur at least five (5) Business Days prior to the End Date and (z) within twelve (12) months after such termination, Transatlantic or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated, which, in each case, need not be the Competing Transaction that shall have been made, publicly announced or publicly made known prior to termination hereof; provided, however, for purposes of this clause (iii), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 50%; or
               (iv) by Alleghany pursuant to Section 8.1(f) and (x) a proposal for a Competing Transaction has been made to Transatlantic or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the date of termination (except in the event of a termination on account of a breach of Section 5.5 or Section 6.1(d), in which case a proposal for the Competing Transaction may be made or the intention to make such a proposal may be publicly announced or otherwise publicly known prior to or after the date of termination) and (y) within twelve (12) months after such termination, Transatlantic or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated, which, in each case, need not be the Competing Transaction that shall have been made, publicly announced or publicly made known prior to termination hereof; provided, however, for purposes of this clause (iv), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 50%
then, Transatlantic will pay Alleghany a fee equal to $115,000,000 (the “Termination Fee”), less the amount of any Expense Reimbursement and/or Alternate Termination Fee previously paid by Transatlantic to Alleghany, by wire transfer of same day funds to an account designated by Alleghany, in the case of a termination referred to in Section 6.6(e)(ii), Section 6.6(e)(iii) or Section 6.6(e)(iv), upon the execution of the definitive agreement, and in the case of a termination by Alleghany referred to in Section 6.6(e)(i), within two (2) Business Days after such termination.
          (f) In the event that this Agreement is terminated:
               (i) by Transatlantic pursuant to Section 8.1(i);
               (ii) by Alleghany or Transatlantic pursuant to Section 8.1(c) and (x) a proposal for a Competing Transaction has been made to Alleghany or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the Alleghany Stockholders Meeting, and (y) within twelve (12) months after such termination, Alleghany or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated, which, in each case, need not be the Competing Transaction that shall have been made, publicly announced or publicly made known prior to termination hereof; provided, however, for purposes of this clause (ii), unless a Competing Transaction described in clauses (x) and (y) is made and consummated by the same Person (or any controlled Affiliate thereof), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 50%;
               (iii) by Alleghany or Transatlantic pursuant to Section 8.1(e) and (x) a proposal for a Competing Transaction has been made to Alleghany or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the End Date, (y) the Alleghany Stockholders Meeting did not occur at least five (5) Business Days prior to the End Date and (z) within twelve (12) months after such termination, Alleghany or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated, which, in each case, need not be the Competing Transaction that shall have been made, publicly announced or publicly made known prior to termination hereof; provided, however, for purposes of this clause (iii), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 50%; or
               (iv) by Transatlantic pursuant to Section 8.1(g) and (x) a proposal for a Competing Transaction has been made to Alleghany or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the date of termination (except in the event of a termination on account of a breach of Section 5.5 or Section 6.1(e), in which case a proposal for the Competing Transaction may be made or the intention to make such a proposal may be publicly announced or otherwise publicly known prior to or after the date of termination) and (y) within twelve (12) months after such termination, Alleghany or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated, which, in each case, need not be the Competing Transaction that shall have been made, publicly announced or publicly made known prior to termination hereof; provided, however, for purposes of this clause (iv), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 50%, then, Alleghany will pay Transatlantic the Termination Fee, less the amount of any Expense Reimbursement and/or Alternate Termination Fee previously paid by Alleghany to Transatlantic, by wire transfer of same day funds to an account designated by Transatlantic, in the case of a termination referred to in Section 6.6(f)(ii), Section 6.6(f)(iii) or Section 6.6(f)(iv), upon the execution of the definitive agreement, and in the case of a termination by Transatlantic referred to in Section 6.6(f)(i), within two (2) Business Days after such termination.
          (g) Each party acknowledges that the agreements contained in this Section 6.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if a party fails promptly to pay the amounts due pursuant to this Section 6.6 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the non-paying party for the amounts set forth in this Section 6.6, the non-paying party will pay to the other party interest, from the date such payment was required to be made, on the amounts set forth in this Section 6.6 at a rate per annum equal to the three-month LIBOR (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source selected by the party entitled to such amounts) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 250 basis points. The parties acknowledge and agree that the neither the Termination Fee nor the Alternate Termination Fee shall constitute either a penalty or liquidated damages, and the right of a party to receive, or the receipt of, the Termination Fee or the Alternate Termination Fee, as applicable, shall not limit or otherwise affect such party’s right to specific performance as provided in Section 9.10, such party’s rights as set forth in Section 8.2 or Section 9.7 or any other remedies that may be available for breaches of this Agreement, including breaches of Section 5.5 of this Agreement.
     6.7 Transaction Litigation. Transatlantic shall give Alleghany the opportunity to participate in the defense or settlement of any stockholder litigation against Transatlantic and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Alleghany, which consent shall not be unreasonably withheld, conditioned or delayed. Alleghany shall give Transatlantic the opportunity to participate in the defense or settlement of any stockholder litigation against Alleghany and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Transatlantic, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of Alleghany and Transatlantic in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.
     6.8 Section 16 Matters. Prior to the Effective Time, Alleghany, Transatlantic and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Transatlantic Common Stock (including derivative securities with respect to Transatlantic Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Transatlantic immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of shares of Alleghany Common Stock (including derivative securities with respect to shares of Alleghany Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Alleghany to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     6.9 Governance Matters.
          (a) Board of Directors. Alleghany shall take all necessary action to cause, effective at the Effective Time, three (3) Persons who were members of the Transatlantic Board (the “Continuing Transatlantic Directors”) immediately prior to the Effective Time as mutually agreed by Alleghany and Transatlantic to be elected to the Alleghany Board (the “Reconstituted Alleghany Board”). One Continuing Transatlantic Director shall be included in each of the three (3) classes of directors on the Reconstituted Alleghany Board.
          (b) Alleghany Board Written Consent. At the Effective Time, Alleghany and Transatlantic shall take all necessary action to cause the Reconstituted Alleghany Board to deliver a duly executed written consent which shall approve the following (the “Reconstituted Alleghany Board Written Consent”):
               (i) the appointment of Mr. Orlich as a senior advisor to the Surviving Company;
               (ii) the appointment of Mr. Sapnar to serve as the President and Chief Executive Officer of the Surviving Company; and
               (iii) the appointment of the persons listed in Section 6.9(b)(iv) of the Alleghany Disclosure Schedule as managers of the Surviving Company as of the Effective Time.

          (c) Resignation of Directors. Prior to the Effective Time, the Transatlantic Board shall take all action necessary to cause all of the directors of Transatlantic to resign as directors effective as of the Effective Time. Any individual who, prior to the end of his or her term, is asked to cease being a member of the Transatlantic Board and who does not become a member of the Reconstituted Alleghany Board in connection with the transactions contemplated by this Agreement, and who, at such time, qualifies as an independent director under the listing standards of the NYSE and does not possess an interest in any transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K, shall have immediate vesting of all of his or her unvested Converted Transatlantic Stock-Based Awards.
     6.10 Retention Agreements. Transatlantic and Alleghany shall each use their respective reasonable best efforts during a period of fifteen days following the date hereof to agree to terms of retention agreements for those individuals listed in Section 6.10 of the Transatlantic Disclosure Schedule. Upon reaching such agreement, Transatlantic’s management shall recommend approval of such agreements by the Transatlantic Board. In the event of approval by the Transatlantic Board, Transatlantic shall use its reasonable best efforts to cause the retention agreements between Transatlantic and each of the individuals listed in Section 6.10 of the Transatlantic Disclosure Schedule to be amended and restated (or, with respect to a listed individual who is not currently a party to any retention agreement, cause a new retention agreement to be entered into) in a form mutually agreed by Transatlantic and Alleghany, which agreement in the case of an amended and restated agreement or an agreement replacing a previously offered retention agreement, shall supersede and replace the prior retention agreement entered into or offered. Furthermore, Transatlantic shall not take any further action to enter into any amended and restated retention agreement (or with respect to a listed individual who is not currently a party to any retention agreement, cause a new retention agreement to be entered into), the terms of which would be applicable in the event of the consummation of the transactions contemplated by this Agreement; provided, however, that in the event that the employment of an employee of Transatlantic who is listed on Section 6.10 of the Transatlantic Disclosure Schedule and did not execute his or her retention agreement prior to the date hereof is terminated without Cause prior to the Effective Time, such employee shall be entitled to the same treatment as if such employee had executed a retention agreement which had been mutually agreed by Alleghany and Transatlantic pursuant to this Section 6.10. Pursuant to this Section 6.10, from and after the Effective Time, the Surviving Company hereby agrees to assume and becomes the successor to the rights and obligations of Transatlantic under any agreements that are outstanding on or before the date hereof the amended and restated retention agreements and the such other retention agreements entered into between Transatlantic and its employees on or before the date hereof (or, thereafter, to the extent permitted by this Agreement) without the need for further action on the part of the Surviving Company or the parties to any such agreement.
     6.11 Loss Reserves. Transatlantic and Alleghany shall cooperate with one another in connection with determining the appropriate loss reserves of Transatlantic at December 31, 2011. In furtherance and not in limitation of the foregoing, Alleghany shall have the right to participate in any reserve studies or similar exercises undertaken by Transatlantic and/or by independent consultants of Transatlantic to determine the appropriate loss reserves of Transatlantic at December 31, 2011, provided that Transatlantic shall make the final determination with respect to such loss reserves.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:
          (a) Alleghany Requisite Stockholder Vote. The Alleghany Requisite Stockholder Vote shall have been obtained.
          (b) Transatlantic Requisite Stockholder Vote. The Transatlantic Requisite Stockholder Vote shall have been obtained.
          (c) Listing. The shares of Alleghany Common Stock to be issued in the Merger and in respect of Transatlantic Rollover Options and Converted Transatlantic Stock-Based Awards shall have been authorized for listing on the NYSE, subject to official notice of issuance.
          (d) Regulatory Approvals. (i) Any waiting period applicable to the Merger under the HSR Act shall have expired or been earlier terminated; (ii) all consents of Governmental Entities set forth in Section 7.1(d) of the Alleghany Disclosure Schedule and Section 7.1(d) of the Transatlantic Disclosure Schedule shall have been obtained and shall be in full force and effect at the Closing; and (iii) all filings with Governmental Entities set forth in Section 7.1(d) of the Alleghany Disclosure Schedule and Section 7.1(d) of the Transatlantic Disclosure Schedule shall have been made and any applicable waiting period thereunder shall have expired or been terminated, as the case may be. All other consents of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, including under applicable Antitrust Laws and Insurance Laws, shall have been obtained, shall have been made or shall have terminated or expired, as the case may be, except where the failure to obtain or make such consents or filings, or the failure of such waiting periods to terminate or expire, would not reasonably be expected to be materially adverse to Alleghany and its Subsidiaries and Transatlantic and its Subsidiaries, taken as a whole (after giving effect to the Merger).

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.
          (f) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent Injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition shall be in effect preventing, the consummation of the Merger and the transactions contemplated by this Agreement.
     7.2 Conditions to Obligations of Alleghany. The obligation of Alleghany to effect the Merger is also subject to the satisfaction, or waiver by Alleghany, at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. (i) Each of the representations and warranties of Transatlantic set forth in Section 4.2, Section 4.3 and Section 4.21 of this Agreement shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Transatlantic set forth in this Agreement shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Transatlantic Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Transatlantic Material Adverse Effect, and Alleghany shall have received a certificate signed on behalf of Transatlantic by the Chief Executive Officer or the Chief Financial Officer of Transatlantic to the foregoing effects.
          (b) Performance of Obligations of Transatlantic. Transatlantic shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Alleghany shall have received a certificate signed on behalf of Transatlantic by the Chief Executive Officer or the Chief Financial Officer of Transatlantic to such effect.
          (c) Tax Opinion. Alleghany shall have received a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to Alleghany, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Alleghany and Transatlantic, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. The opinion condition referred to in this Section 7.2(c) shall not be waivable after receipt of the Alleghany Requisite Stockholder Vote, unless further approval of the stockholders of Alleghany is obtained with appropriate disclosure.
     7.3 Conditions to Obligations of Transatlantic. The obligation of Transatlantic to effect the Merger is also subject to the satisfaction, or waiver by Transatlantic, at or prior to the Effective Time, of the following conditions:
          (a) Representations and Warranties. (i) Each of the representations and warranties of Alleghany set forth in Section 3.2, Section 3.3 and Section 3.21 of this Agreement shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Alleghany set forth in this Agreement shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Alleghany Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, an Alleghany Material Adverse Effect, and Transatlantic shall have received a certificate signed on behalf of Alleghany by the Chief Executive Officer or the Chief Financial Officer of Alleghany to the foregoing effects.
          (b) Performance of Obligations of Alleghany. Alleghany shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Transatlantic shall have received a certificate signed on behalf of Alleghany by the Chief Executive Officer or the Chief Financial Officer of Alleghany to such effect.
          (c) Tax Opinion. Transatlantic shall have received a written opinion from Gibson, Dunn & Crutcher LLP, counsel to Transatlantic, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Alleghany and Transatlantic, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. The opinion condition referred to in this Section 7.3(c) shall not be waivable after receipt of the Transatlantic Requisite Stockholder Vote, unless further approval of the stockholders of Transatlantic is obtained with appropriate disclosure.

          (d) Governance Matters. The Reconstituted Alleghany Board Written Consent shall have been duly and fully executed, shall be in full force and effect and shall have been delivered to the corporate secretary of Alleghany.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Alleghany Requisite Stockholder Vote or the Transatlantic Requisite Stockholder Vote, by action taken or authorized by the Board of Directors of the terminating party or parties:
          (a) by mutual consent of Alleghany and Transatlantic in a written instrument, if the Board of Directors of each so determines;
          (b) by either the Alleghany Board or the Transatlantic Board, if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, except that no party may terminate this Agreement pursuant to this Section 8.1(b) if such party’s breach of its obligations under this Agreement proximately contributed to the occurrence of such Order;
          (c) by either the Alleghany Board or the Transatlantic Board, if the Alleghany Requisite Stockholder Vote shall not have been obtained at an Alleghany Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;
          (d) by either the Alleghany Board or the Transatlantic Board, if the Transatlantic Requisite Stockholder Vote shall not have been obtained at a Transatlantic Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;
          (e) by either the Alleghany Board or the Transatlantic Board, if the Merger shall not have been consummated on or before June 30, 2012, subject to extension by the mutual agreement of Alleghany and Transatlantic (the “End Date”); provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(e) if such party’s breach of its obligations under this Agreement proximately contributed to the failure of the Closing to occur by the End Date;
          (f) by the Alleghany Board, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Transatlantic, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or (b), unless such failure is reasonably capable of being cured, and Transatlantic is continuing to use its reasonable best efforts to cure such failure, by the End Date;
          (g) by the Transatlantic Board, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Alleghany, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or (b), unless such failure is reasonably capable of being cured, and Alleghany is continuing to use its reasonable best efforts to cure such failure, by the End Date;
          (h) by the Alleghany Board, in the event of an Adverse Recommendation Change by Transatlantic; or
          (i) by the Transatlantic Board, in the event of an Adverse Recommendation Change by Alleghany.
     8.2 Effect of Termination. In the event of termination of this Agreement by either Alleghany or Transatlantic in accordance with Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Alleghany, Merger Sub, Transatlantic, any of their respective Subsidiaries or Affiliates or any of the officers or directors of any of the foregoing shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that Section 3.21, Section 4.21, Section 6.6, and Article IX (other than Section 9.14) shall survive any termination of this Agreement; provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty or any willful breach of any covenant contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
     8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by Alleghany, Merger Sub and Transatlantic, by action taken or authorized by their respective Boards of Directors, at any time before or after the Transatlantic Requisite Stockholder Vote or the Alleghany Requisite Stockholder Vote; provided, however, that after the Transatlantic Requisite Stockholder Vote or the Alleghany Requisite Stockholder Vote has been obtained, there may not be, without further approval of the stockholders of Transatlantic or Alleghany, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Transatlantic Common Stock, or which by applicable Law otherwise requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4 Extension; Waiver. At any time prior to the Effective Time, Alleghany (on behalf of itself and Merger Sub) and Transatlantic may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
          (a) if to Alleghany or Merger Sub, to:
Alleghany Corporation
7 Times Square Tower
New York, New York 10036
Phone: (212) 752-1356
Facsimile: (212) 759-8149
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Phone: (212) 403-1000
Facsimile: (212) 403-2000
Attention: Edward D. Herlihy, Esq.
                    David E. Shapiro, Esq.
          (b) if to Transatlantic, to:
Transatlantic Holdings, Inc.
80 Pine Street
New York, New York 10005
Phone: (212) 365-2200
Facsimile: (212) 365-2360
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue New York, NY 10166
Phone: (212) 351-4000
Facsimile: (212) 351-4035
Attention: Lois Herzeca, Esq.
                    Eduardo Gallardo, Esq.

     9.3 Definitions. Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in the sections of this Agreement set forth next to such terms on Annex A hereto. For purposes of this Agreement:
     “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Alleghany Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Alleghany and the Alleghany Subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from (i) the execution, delivery and announcement of this Agreement and the transactions contemplated hereby, including (x) any loss of, or adverse change in, the relationship of Alleghany or any Alleghany Subsidiary with its customers, employees, brokers, agents or other producers, suppliers, financing sources, business partners or regulators caused by the identity of Transatlantic or any Transatlantic Subsidiary as a party to the transactions contemplated by this Agreement or (y) compliance with the terms of this Agreement, (ii) changes in economic, market, business, regulatory or political conditions generally in the United States or any other jurisdiction in which Alleghany and the Alleghany Subsidiaries operate or in the United States or global financial markets, (iii) changes, circumstances or events generally affecting the property and casualty insurance or reinsurance industry in the geographic areas in which Alleghany and the Alleghany Subsidiaries operate, (iv) changes, circumstances or events resulting in liabilities under property catastrophe insurance agreements to which Alleghany or any Alleghany Subsidiary is a party, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster, (v) the commencement, occurrence, continuation of any war or armed hostilities, (vi) changes in any Law following the date hereof, (vii) changes in GAAP or SAP following the date hereof (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board, (viii) any change or announcement of a potential change in Alleghany’s or any Alleghany Subsidiaries’ credit or claims paying rating or A.M. Best Company rating or the ratings of any of Alleghany or any Alleghany Subsidiaries’ businesses or securities (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (viii) has resulted in, or contributed to, an Alleghany Material Adverse Effect), (ix) a suspension in trading or a change in the trading prices of Alleghany Common Stock (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (ix) has resulted in, or contributed to, an Alleghany Material Adverse Effect), (x) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of this Agreement (provided that this exception shall not prevent or otherwise affect a determination that any state of facts, circumstances, events or effects underlying a failure described in this clause (x) has resulted in, or contributed to, an Alleghany Material Adverse Effect), or (xi) any action or failure to act expressly required to be taken by a party pursuant to the terms of this Agreement, except in the case of the foregoing clauses (ii), (iii), (iv), and (v) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on Alleghany and the Alleghany Subsidiaries taken as a whole relative to other companies of similar size operating in the property and casualty insurance industry in similar geographic areas to those in which Alleghany and the Alleghany Subsidiaries operate, and/or (B) the ability of such party to perform its obligations under this Agreement.
     “Alleghany Permits” means all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, Orders and approvals required to own, lease and operate Alleghany and its Subsidiaries’ respective properties and to carry on their respective businesses as currently conducted.
     “Alleghany Restricted Share” means the restricted stock of Alleghany issued pursuant to the Alleghany Stock Plans.
     “Alleghany RSU” means the restricted stock units and performance shares of Alleghany issued pursuant to the Alleghany Stock Plans.
     “Alleghany Stock-Based Award” means shares of Alleghany Common Stock and other compensatory awards denominated in shares of Alleghany Common Stock subject to a risk of forfeiture to, or right of repurchase by, Alleghany, including, for the avoidance of doubt, all Alleghany Restricted Shares, Alleghany RSUs, and Alleghany Stock Options.
     “Alleghany Stock Option” means any option to purchase shares of Alleghany Common Stock granted under any Alleghany Stock Plan.
     “Alleghany Stock Plans” means the equity-based compensation plans identified in Section 9.3 of the Alleghany Disclosure Schedule.
     “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger or acquisition, or effectuating foreign investment.

     “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.
     “Contract” means all oral or written contracts, agreements, commitments, arrangements, leases and other instruments to which any Person is a party.
     “Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, Order, ordinance, decree, Injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including Laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.
     “Equity Equivalents” of any Person means (x) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any capital stock, voting securities or equity interests of such Person, (y) any warrants or options or other rights to acquire from such Person, or any other obligation of such Person to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or other equity interests in such Person or (z) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, such Person.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Forfeitures and Cashless Settlements” by any Person means (x) the forfeiture or satisfaction of Stock-Based Awards of such Person, (y) the acceptance by such Person of shares of common stock of such Person as payment for the exercise price of Stock Options of such Person and (z) the acceptance by such Person of shares of common stock of such Person for withholding Taxes incurred in connection with the exercise of Stock Options of such Person or the vesting or satisfaction of Stock-Based Awards of such Person, in each case, in accordance with past practice of such Person and the terms of the applicable award agreements.
     “GAAP ” means United States generally accepted accounting principles, consistently applied.
     “Governmental Entity” means any nation or government, any state, agency, commission, or other political subdivision thereof, any insurance regulatory authority, any self-regulatory authority, or any entity (including a court) of competent jurisdiction properly exercising executive, legislative, judicial or administration functions of the government.
     “Injunction” means any Order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition.
     “Insurance Law” means all Laws, rules and regulations applicable to the business of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Entities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.
     “Insurance Regulators” means all Governmental Entities regulating the business of insurance under the Insurance Laws.
     “Intellectual Property” means: (a) trademarks, service marks, logos, trade names and trade dress, and all goodwill associated with the foregoing, (b) domain names, (c) copyrights, copyrightable works, software and computer programs, (d) patents, inventions, discoveries, proprietary methods and processes, (e) trade secrets, (f) know-how, (g) proprietary information, (h) all registrations and applications for registration of any of the foregoing, and (i) all similar proprietary rights.
     “knowledge of Alleghany” or “knowledge” when used in reference to Alleghany means the actual knowledge of those individuals listed in Section 9.3 of the Alleghany Disclosure Schedule.
     “knowledge of Transatlantic” or “knowledge” when used in reference to Transatlantic means the actual knowledge of those individuals listed in Section 9.3 of the Transatlantic Disclosure Schedule.
     “Law ” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.
     “Order ” means any order, writ, Injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.
     “Organizational Documents” means, with respect to any Person, its articles of incorporation, memorandum of association, bylaws or other similar organizational documents.
     “Permitted Liens” means (a) any Liens for Taxes or other governmental charges not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens, (c) pledges or deposits in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other social security legislation, (d) non-monetary Liens that do not, individually or in the aggregate, materially impair the continued or contemplated use or operation of the property to which they relate, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business on a basis consistent with past practice which is not yet due or payable or which is being contested in good faith by appropriate proceedings, (f) immaterial easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report and that do not, individually or in the aggregate, materially impair the continued or contemplated use or operation of the property to which they relate, (g) transfer restrictions imposed by applicable securities laws and (h) Liens listed in Section 9.3 of the Alleghany Disclosure Schedule or Section 9.3 of the Transatlantic Disclosure Schedule, as applicable.
     “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
     “Representatives” means, with respect to any party, collectively, each of such party’s Subsidiaries, each of such party’s and its Subsidiaries’ respective officers, directors and employees, investment bankers, financial advisors, attorneys, accountants or other advisor, agent, consultant, representative of such party or any of its controlled Affiliates.
     “SAP” means statutory accounting principles prescribed or permitted by applicable Insurance Laws and the Insurance Regulators, in each case, in the jurisdiction of domicile of the applicable Alleghany P/C Subsidiary or Transatlantic P/C Subsidiary, as the case may be.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Stock Issuance” means the issuance pursuant to the Form S-4 by Alleghany of shares of Alleghany Common Stock as Merger Consideration.
     “Stock-Based Awards” means the Transatlantic Stock-Based Awards and the Alleghany Stock-Based Awards.
     “Stock Options” means the Transatlantic Stock Options and the Alleghany Stock Options.
     “Substantial Compliance” means “substantial compliance” as such term is used in the HSR Act.
     “Tax ” means all income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental and windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, additions to tax, and any penalties.
     “Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any elections, declarations, schedules or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes Alleghany or any of its Subsidiaries, or Transatlantic or any of its Subsidiaries.
     “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
     “Transatlantic Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Transatlantic and the Transatlantic Subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from (i) the execution, delivery and announcement of this Agreement and the transactions contemplated hereby, including (x) any loss of, or adverse change in, the relationship of Transatlantic or any Transatlantic Subsidiary with its customers, employees, brokers, agents or other producers, suppliers, financing sources, business partners or regulators caused by the identity of Alleghany or any Alleghany Subsidiary as a party to the transactions contemplated by this Agreement or (y) compliance with the terms of this Agreement, (ii) changes in economic, market, business, regulatory or political conditions generally in the United States or any other jurisdiction in which Transatlantic or any Transatlantic Subsidiary operates or in the United States or global financial markets, (iii) changes, circumstances or events generally affecting the property and casualty reinsurance industry in the geographic areas in which Transatlantic and the Transatlantic Subsidiaries operate, (iv) changes, circumstances or events resulting in liabilities under property catastrophe reinsurance agreements to which Transatlantic or any Transatlantic Subsidiary is a party, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster, (v) the commencement, occurrence, continuation of any war or armed hostilities, (vi) changes in any Law following the date hereof, (vii) changes in GAAP or SAP following the date hereof (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board, (viii) any change or announcement of a potential change in

Transatlantic’s or any Transatlantic Subsidiaries’ credit or claims paying rating or A.M. Best Company rating or the ratings of any of Transatlantic or any Transatlantic Subsidiaries’ businesses or securities (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (viii) has resulted in, or contributed to, a Transatlantic Material Adverse Effect), (ix) a suspension of trading or a change in the trading prices of Transatlantic Common Stock (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (ix) has resulted in, or contributed to, a Transatlantic Material Adverse Effect), (x) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of this Agreement (provided that this exception shall not prevent or otherwise affect a determination that any state of facts, circumstances, events or effects underlying a failure described in this clause (x) has resulted in, or contributed to, a Transatlantic Material Adverse Effect), or (xi) any action or failure to act expressly required to be taken by a party pursuant to the terms of this Agreement, except in the case of the foregoing clauses (ii), (iii), (iv), and (v) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on Transatlantic and the Transatlantic Subsidiaries taken as a whole relative to other companies of similar size operating in the property and casualty reinsurance industry in similar geographic areas to those in which Transatlantic and the Transatlantic Subsidiaries operate, and/or (B) the ability of such party to perform its obligations under this Agreement.
     “Transatlantic Permits” means all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, Orders and approvals required to own, lease and operate Transatlantic and its Subsidiaries’ respective properties and to carry on their respective businesses as currently conducted.
     “Transatlantic Restricted Shares” means the restricted stock of Transatlantic issued pursuant to the Transatlantic Stock Plans.
     “Transatlantic RSU” means the restricted stock units of Transatlantic issued pursuant to the Transatlantic Stock Plans.
     “Transatlantic SAR” means the stock appreciation rights of Transatlantic issued pursuant to the Transatlantic Stock Plans.
     “Transatlantic Stock-Based Award” means shares of Transatlantic Common Stock and other compensatory awards denominated in shares of Transatlantic Common Stock subject to a risk of forfeiture to, or right of repurchase by, Transatlantic, including, for the avoidance of doubt, all Transatlantic Restricted Shares, Transatlantic RSUs, Transatlantic SARs, and Transatlantic Stock Options.
     “Transatlantic Stock Option” means any option to purchase Transatlantic Common Stock granted under the Transatlantic 2000 Stock Option Plan, as amended.
     “Transatlantic Stock Plans” means the equity-based compensation plans identified in Section 9.3 of the Transatlantic Disclosure Schedule.
     9.4 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. All references to “dollars” or “$” or “US$” in this Agreement refer to the lawful currency of the United States. The words “made available” shall include, without limitation, those documents or information made available in an electronic dataroom or website or in a physical dataroom, in each case, to which the intended recipient or its representatives had access, or such item was otherwise available on the SEC’s public website (www.sec.gov).
     9.5 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or electronic transmission signature and a facsimile or electronic transmission signature shall constitute an original for all purposes.

     9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Annexes hereto), taken together with the Transatlantic Disclosure Schedule and the Alleghany Disclosure Schedule, and the Confidentiality Agreement, (a) constitute the entire agreement, and supersedes all prior agreements (other than the Confidentiality Agreement) and understandings, both written and oral, among the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies other than as specifically provided in Section 6.5.
     9.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
     9.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     9.10 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 9.10 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
     9.11 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     9.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.13 No Presumption Against Drafting Party. Each of Alleghany, Merger Sub and Transatlantic acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

     9.14 Publicity. Except (a) with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement and (b) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 9.14 or any communications plan or strategy previously agreed on by the parties, Alleghany and Transatlantic shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that all formal employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in forms mutually agreed to by the parties (such agreement not to be unreasonably withheld, conditioned or delayed); provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with this Section 9.14. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     IN WITNESS WHEREOF, Alleghany, Transatlantic and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ALLEGHANY CORPORATION
By:	/s/ Weston M. Hicks
	Name:	Weston M. Hicks
	Title:	President and Chief Executive Officer

SHORELINE MERGER SUB, LLC
By:	/s/ Weston M. Hicks
	Name:	Weston M. Hicks
	Title:	President and Chief Executive Officer

TRANSATLANTIC HOLDINGS, INC.
By:	/s/ Michael C. Sapnar
	Name:	Michael C. Sapnar
	Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX A
DEFINED TERMS

Section
Defined Term	Number
Acquisition Proposal	5.5(b)(i)
Adverse Recommendation Change	5.5(g)(i)
Affiliate	9.3
Agreement	Preamble
Alleghany	Preamble
Alleghany Acquisition Agreement	5.5(a)(ii)
Alleghany Acquisition Proposal	5.5(a)(i)
Alleghany Agents	3.30(d)
Alleghany Benefit Plan	3.16(a)
Alleghany Board	3.2(a)(ii)
Alleghany Board Recommendation	3.3(a)
Alleghany Bylaws	3.1(a)(ii)
Alleghany Charter	3.1(a)(ii)
Alleghany Closing Price	2.1(a)(iii)(D)
Alleghany Common Stock	3.2(a)(i)
Alleghany Disclosure Schedule	Article III
Alleghany ERISA Affiliate	3.16(d)
Alleghany Insurance Approvals	3.4(e)
Alleghany Leased Real Properties	3.13
Alleghany Material Adverse Effect	9.3
Alleghany Material Contract	3.20(a)(i)
Alleghany P/C Subsidiary	3.24
Alleghany Permits	9.3
Alleghany Preferred Stock	3.2(a)(i)
Alleghany Real Property Leases	3.13
Alleghany Requisite Stockholder Vote	3.3(a)
Alleghany Restricted Share	9.3
Alleghany Risk-Based Capital Reports	3.29
Alleghany RSU	9.3
Alleghany SEC Documents	3.6(a)
Alleghany Statutory Statements	3.25(a)
Alleghany Stock Option	9.3
Alleghany Stock Plans	9.3
Alleghany Stock-Based Award	9.3
Alleghany Stockholders Meeting	3.3(a)
Alleghany Subsidiary	3.2(c)(iii)
Alleghany Support Agreement	Recitals
Alleghany Supporting Stockholders	Recitals
Antitrust Approvals	6.3(c)(i)
Antitrust Law	9.3
Appraisal Provisions	2.1(b)
Bankruptcy and Equity Exception	3.3(b)
Black-Scholes Amount	2.5(a)(i)
Book-Entry Shares	2.1(a)
Business Day	9.3
Cancelled Shares	2.1(a)(ii)
Cash Component	2.1(a)(iii)(D)
Cash Consideration	2.1(a)(iii)(B)
Cash Conversion Number	2.2(a)
Cash Election	2.3(a)
Cash Election Shares	2.1(a)(iii)(B)
Certificate	2.1(a)
Annex A

1

Section
Defined Term	Number
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	Recitals
Competing Transaction	5.5(c)
Confidentiality Agreement	6.2(b)(iii)
Continuing Transatlantic Directors	6.9(a)
Contract	9.3
Converted Transatlantic Stock-Based Award	2.5(a)(ii)
Delaware Law	1.1
DGCL	1.1
Dissenting Shares	2.1(b)
Dissenting Stockholder	2.1(b)
DLLCA	1.1
Effective Time	1.3
Election	2.3(a)
Election Deadline	2.3(c)
Election Form	2.3(c)
Election Form Record Date	2.3(c)
End Date	8.1(e)
Environmental Law	9.3
Equity Equivalents	9.3
ERISA	3.16(a)
Exchange Act	9.3
Exchange Agent	2.3(b)
Exchange Agent Agreement	2.3(b)
Exchange Fund	2.4(a)
Exchange Ratio	2.1(a)(iii)(D)
Expense Reimbursement	6.6(b)
FCPA	3.6(e)
Forfeitures and Cashless Settlement	9.3
Form S-4	3.8
Fractional Share Cash Amount	2.1(d)
GAAP	9.3
Goldman Sachs Fairness Opinion	4.14
Governmental Entity	9.3
Grant Date	3.2(a)(ii)
HSR Act	3.4(b)
Indemnified Party	6.5(a)
Injunction	9.3
Insurance Contracts	3.30(a)
Insurance Law	9.3
Insurance Regulators	9.3
Intellectual Property	9.3
IRS	3.16(a)
Joint Proxy Statement/Prospectus	6.1(a)
knowledge of Alleghany	9.3
knowledge of Transatlantic	9.3
Law	9.3
Letter of Transmittal	2.4(b)
Liens	3.1(b)(ii)
Maximum Premium	6.5(b)
Measurement Date	3.2(a)(i)
Merger	1.1
Merger Consideration	2.1(a)(iii)
Merger Sub	Preamble
Annex A

2

Section
Defined Term	Number
Merger Transaction Agreements	4.33(a)
Moelis	4.14
Moelis Fairness Opinion	4.14
Morgan Stanley	3.14
Morgan Stanley Fairness Opinion	3.14
Non-Election Shares	2.1(a)(iii)(C)
Non-Target Party	5.5(c)(i)
NYSE	3.4(d)
Order	9.3
Organizational Documents	9.3
PBGC	3.16(d)
Partners Plan Participants	2.5(a)(ii)
Permitted Liens	9.3
Per Share Amount	2.1(a)(iii)(D)
Person	9.3
Reconstituted Alleghany Board	6.9(a)(ii)
Reconstituted Alleghany Board Written Consent	6.9(b)
Representatives	9.3
Restricted Parties	3.6(f)
Rights	4.2(a)(i)
Rights Agreement	4.2(a)(i)
SAP	9.3
SEC	Article III
Second Request	6.3(c)(v)
Securities Act	9.3
Share Ratio	2.1(a)(iii)(D)
Shortfall Number	2.2(b)(ii)
SOX	3.6(d)
Stock Consideration	2.1(a)(iii)(A)
Stock Election	2.3(a)
Stock Election Shares	2.1(a)(iii)(A)
Stock Issuance	9.3
Stock Options	9.3
Stock Purchase Plan	2.5(c)
Stock-Based Awards	9.3
Subsidiaries	3.2(c)(ii)
Subsidiary	3.2(c)(i)
Substantial Compliance	9.3
Superior Proposal	5.5(f)
Supplemental Indenture	6.4
Surviving Company	1.1
Surviving Company Indenture	6.4
Target Board	5.5(e)
Target Party	5.5(c)
Tax	9.3
Tax Return	9.3
Taxing Authority	9.3
Termination Fee	6.6(e)(iv)
Total Cash Election Number	2.2(b)(i)
Transatlantic	Preamble
Transatlantic Acquisition Agreement	5.5(b)(iii)
Transatlantic Acquisition Proposal	5.5(b)(i)
Transatlantic Agents	4.31(b)
Transatlantic Benefit Plan	4.16(a)
Transatlantic Board	2.5(a)
Transatlantic Board Recommendation	4.3(a)
Annex A

3

Section
Defined Term	Number
Transatlantic Bylaws	4.1(b)
Transatlantic Charter	4.1(b)
Transatlantic Common Stock	2.1(a)(ii)
Transatlantic Disclosure Schedule	Article IV
Transatlantic ERISA Affiliate	4.16(d)
Transatlantic Insurance Approvals	4.4(e)
Transatlantic Insurance Intermediaries	4.32
Transatlantic Leased Real Properties	4.13
Transatlantic Material Adverse Effect	9.3
Transatlantic Material Contract	4.20(a)
Transatlantic P/C Subsidiary	4.24
Transatlantic Permits	9.3
Transatlantic Preferred Stock	4.2(a)(i)
Transatlantic Real Property Leases	4.13
Transatlantic Reinsurance Contracts	4.27(a)
Transatlantic Requisite Stockholder Vote	4.3(a)
Transatlantic Restricted Shares	9.3
Transatlantic Risk-Based Capital Reports	4.30
Transatlantic RSU	9.3
Transatlantic SAR	9.3
Transatlantic SEC Documents	4.6(a)
Transatlantic Statutory Statements	4.25(a)
Transatlantic Stock Option	9.3
Transatlantic Stock Plans	9.3
Transatlantic Stock-Based Award	9.3
Transatlantic Stockholders Meeting	4.3(a)
Transatlantic Subsidiary	3.2(c)(iii)
UBS	3.14
UBS Fairness Opinion	3.14
UK Sharesave Plan	2.5(d)
Annex A

4

EXHIBIT A
CERTIFICATE OF INCORPORATION
OF
[SHORELINE MERGER SUB, INC.]

          I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby execute this Certificate of Incorporation and do hereby certify as follows:
ARTICLE I
          The name of the corporation (which is hereinafter referred to as the “Corporation”) is: “Shoreline Merger Sub, Inc.”
ARTICLE II
          The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
          The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.
ARTICLE IV
          Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, of which 1,000 shares shall be shares of Common Stock, $0.01 par value (“Common Stock”).
          Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.
ARTICLE V
          Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VI
          In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.
ARTICLE VII
          The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII
          Section 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.
          Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
          Section 2. Indemnification and Insurance.
          (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
          (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
          (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

          (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.
ARTICLE IX
          The name and mailing address of the incorporator is Christopher K. Dalrymple, Esq., c/o Alleghany Corporation, 7 Times Square Tower, New York, New York 10036.
               IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinbefore named, do hereby further certify that the facts hereinabove stated are truly set forth and, accordingly, I have hereunto set my hand this    day of       , 201 .

Christopher K. Dalrymple, Esq.
Incorporator

EXHIBIT B
AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
TRANSATLANTIC HOLDINGS, LLC
     This Amended and Restated Certificate of Formation of Transatlantic Holdings, LLC (f/k/a Shoreline Merger Sub, LLC) (the “LLC”), dated as of [•], has been duly executed and is being filed by Christopher K. Dalrymple, Esq. as an authorized person, in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the LLC (f/k/a Shoreline Merger Sub, LLC), which was filed on November 10, 2011, with the Secretary of State of the State of Delaware, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).
     1. The name of the limited liability company is Transatlantic Holdings, LLC (f/k/a Shoreline Merger Sub, LLC).
     2. The Certificate of Formation of the company is hereby amended by deleting in its entirety Article FIRST of the Certificate of Formation and substituting the following therefor:
          FIRST. The name of the limited liability company formed and continued hereby is:
Transatlantic Holdings, LLC
     3. The Certificate is hereby amended and restated in its entirety to read as follows:
     FIRST. The name of the limited liability company formed and continued hereby is:
Transatlantic Holdings, LLC
     SECOND. The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.
     THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.

Name:	Christopher K. Dalrymple, Esq.
Title:	Authorized Person

EXHIBIT C
AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION
OF
[TRANSATLANTIC HOLDINGS, INC.]
********
     [TRANSATLANTIC HOLDINGS, INC.] (incorporated [      ], 201[    ] under the name "[Shoreline Merger Sub, Inc.]”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that this Amended and Restated Certificate of Incorporation, which has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware.
     In accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, [Shoreline Merger Sub, Inc.] hereby amends and restates its certificate of incorporation as follows:
ARTICLE I.
     The name of the corporation (which is hereinafter referred to as the “Corporation”) is: “Transatlantic Holdings, Inc.”
ARTICLE II.
     The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III.
     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.
ARTICLE IV.
          (a) The Corporation shall be authorized to issue 1,000 shares of capital stock, of which 1,000 shares shall be shares of Common Stock, $0.01 par value (“Common Stock”).
          (b) Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.
ARTICLE V.
     Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VI.
     In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII.
     The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
ARTICLE VIII.
          (a) Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.
     Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
     (b) Indemnification and Insurance.
          (i) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
          (ii) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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          (iii) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.
          (iv) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.
[Signature Page to Follow]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf by [       ], its [       ], this [   ]th day of [       ], 201[    ].

TRANSATLANTIC HOLDINGS, INC.
By:	/s/
Name:
Title:

[Signature Page to [Transatlantic Holdings, Inc.] A&R Certificate of Incorporation]

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